UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

Freshworks Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS
NOTICE IS HEREBY GIVEN that Freshworks Inc. (“Freshworks” or the “Company”) will hold its 2026 Annual Meeting of Stockholders (the “Annual Meeting”) on Thursday, May 28, 2026 at 9:00 a.m. Pacific Time. The Annual Meeting will be a virtual stockholder meeting, conducted via audio webcast, through which you can submit questions and vote online. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/ FRSH2026 and entering your 16-digit control number (included on the Notice of Internet Availability of Proxy Materials, proxy card or on the instructions that accompanied your proxy materials mailed to you).
The record date for the Annual Meeting is April 1, 2026. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. Stockholders will be asked to vote on the following matters at the Freshworks Annual Meeting, which are more fully described in the proxy statement for our Annual Meeting (the “Proxy Statement”) accompanying this notice:
1.To elect four Class II directors, Roxanne S. Austin, Sameer Gandhi, Frank Pelzer, and Dennis Woodside, each to hold office until the 2029 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal;
2.To approve, on a non-binding, advisory basis, the compensation of our named executive officers;
3.To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers; and
4.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
We also intend to transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. For specific instructions on how to vote your shares, please refer to Questions and Answers about these Proxy Materials and Voting beginning on page 1 of the Proxy Statement.
By order of the Board of Directors,
/s/ Pamela Sergeeff
Pamela Sergeeff
Chief Legal Officer, General Counsel and Corporate Secretary
April 9, 2026

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 28, 2026:
The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at www.proxyvote.com

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1
INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	6
DIRECTOR COMPENSATION	15
PROPOSAL 1 - ELECTION OF DIRECTORS	17
PROPOSAL 2 - APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	19
PROPOSAL 3 - APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	20
PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	22
EXECUTIVE OFFICERS	23
EXECUTIVE COMPENSATION	24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	52
TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION	56
HOUSEHOLDING OF PROXY MATERIALS	56
OTHER MATTERS	57
ANNEX A: RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES	A-1

PROXY STATEMENT FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 28, 2026
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. We are delivering this Proxy Statement in connection with the solicitation of proxies by the Board, for use at our Annual Meeting on May 28, 2026, at 9:00 AM Pacific Time. The Annual Meeting will be an audio webcast available at www.virtualshareholdermeeting.com/FRSH2026, where you will be able to attend, vote your shares electronically and submit questions.
The proxies solicited for the Annual Meeting will remain valid for use at any meetings held upon adjournment or postponement of that meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 9, 2026 to our stockholders of record and beneficial owners of our Class A common stock and Class B common stock (together, our “Common Stock”) as of the Record Date, in lieu of a printed copy of our proxy materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in paper copy. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.
When is the Record Date?
The Record Date for the Annual Meeting is the close of business on April 1, 2026. All holders of record of our Common Stock on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
Will a list of stockholders as of the record date be available?
For the 10-day period beginning May 18, 2026 to the day prior to the Annual Meeting, a list of our stockholders as of the Record Date will be made available to any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours. To request access to the list of stockholders of record, stockholders should email AM2026@freshworks.com.
How many votes do I have and what constitutes quorum?
The Company has two series of common stock: Class A and Class B common stock, and our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). Owners of record on the Record Date are entitled to one vote for each share of Class A common stock held by such stockholder(s), and ten votes for each share of Class B common stock held by such stockholder(s). A quorum, representing the holders of not less than a majority of the voting power of the issued and outstanding Common Stock entitled to vote at the Meeting, must be present at the meeting virtually or represented by proxy for the transaction of business.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of the voting power of the shares present at the meeting or represented by proxy and entitled to vote thereon may adjourn the meeting to another date.
As of the Record Date, there were 243,907,223 shares of Class A common stock and 35,047,987 shares of Class B common stock outstanding.

How do I attend the Annual Meeting?
To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. The audio webcast will begin promptly at 9:00 AM Pacific Time. Online check-in will begin at 8:45 AM Pacific Time, and you should allow ample time for the check-in procedures. If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the Annual Meeting log in page at www.virtualshareholdermeeting.com/FRSH2026. Please note that if you do not have your control number and you are a registered stockholder, you will be able to login as a guest but will not be able to vote your shares or ask questions during the meeting.
For the Annual Meeting, how do we ask questions of management and the board of directors?
If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform beginning at 8:45 AM Pacific Time on the meeting day, type your question into the “Ask a Question” field, and click “Submit.” We intend to answer questions submitted by stockholders during the Annual Meeting that comply with the Annual Meeting rules of conduct, which will be posted on the virtual meeting platform.
Whether or not you plan to virtually attend the Annual Meeting, we encourage you to vote prior to the Annual Meeting. Voting in advance will help ensure that your shares will be voted at the Annual Meeting.
What am I voting on?
Stockholders will be asked to vote on the following matters at the Freshworks Annual Meeting:

Items of Business	Board Recommendation

To elect four Class II directors, Roxanne S. Austin, Sameer Gandhi, Frank Pelzer, and Dennis Woodside, each to hold office until the 2029 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal (“Proposal 1”).
“FOR” all Class II director nominees
To approve, on a non-binding, advisory basis, the compensation of our named executive officers (“Proposal 2”).	“FOR”
To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers (“Proposal 3”).	“EVERY ONE YEAR”
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (“Proposal 4”).	“FOR”
We also intend to transact such other business as may be properly brought before the Annual Meeting and any adjournment or postponement thereof.
What happens if I submit proxy voting instructions?
If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote as follows:
-FOR the election of the four Class II directors, Roxanne S. Austin, Sameer Gandhi, Frank Pelzer, and Dennis Woodside, each to hold office until the 2029 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal;
-FOR the approval of the non-binding resolution on named executive officer compensation;
-“EVERY ONE YEAR” as the preferred frequency of stockholder advisory votes on the compensation of our named executive officers; and

-FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.
How do I vote?
Shares of our Common Stock may be held directly in your own name or may be held beneficially through a broker, bank or other nominee in "street name." Whether you hold our shares as a stockholder of record or as a beneficial owner, we encourage you to vote before the Annual Meeting. Most stockholders will have a choice of voting through the Internet or by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card or voting instruction form and returning it in a postage-prepaid envelope. Please refer to the instructions below and in the notice. We have summarized below the distinctions between shares held of record and those owned beneficially.
•Stockholder of Record — If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the stockholder of record for those shares and we are providing proxy materials directly to you. As the stockholder of record, you have the right to vote online during the Annual Meeting or to grant your voting proxy to the persons designated by us or a person you select. You may also vote in advance of the Annual Meeting through the telephone, internet, or by using a proxy card that you may request.
If you do not vote in advance through the telephone, internet, or by using a proxy card, or through the internet during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the recommendations of our board of directors: (i) “For” the election of all four nominees for director named in this Proxy Statement; (ii) “For” the approval of the non-binding resolution on named executive officer compensation; (iii) “Every one year” as the preferred frequency of stockholder advisory votes on the compensation of our named executive officers; and (iv) “For” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
As a stockholder of record, you can change or revoke your proxy at any time before the final vote at the meeting, provided that written notices mailed to Freshworks’ Corporate Secretary at 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403, must be received by the close of business on May 21, 2026 (one week before the Annual Meeting). Your most current proxy card or telephone or internet proxy is the one that is counted.
•Beneficial Owner — If your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of the shares, and you should have been provided proxy materials from your broker, bank or other nominee, which is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to virtually attend the Annual Meeting. Your broker, bank or nominee will provide you with a voting instruction form for you to use, which will also include a 16-digit control number that will allow you to access the Annual Meeting and vote your shares during the Annual Meeting.
If you do not instruct your brokerage firm, bank, or other nominee how to vote your shares, your shares will be considered “uninstructed” and will not be counted as having been voted on Proposal 1, Proposal 2, or Proposal 3 (or a “broker non-vote”). Broker non-votes are not expected for Proposal 4 because broker discretionary voting is permitted, so your brokerage firm, bank, or other nominee may vote your shares.

You may vote through the telephone, internet, or by using a proxy card that you may request or that we may elect to deliver at a later time, as described below:

To vote during the Annual Meeting
Visit www.virtualshareholdermeeting.com/FRSH2026 starting at 9:00 a.m. Pacific Time on May 28, 2026. You will need to enter the 16-digit control number found on your Notice, proxy card, or instructions that accompanies your proxy materials

To vote prior to the Annual Meeting (until 11:59 p.m. Eastern Time on May 27, 2026)
To vote over the telephone, call 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number found on your Notice, proxy card, or instructions that accompany your proxy materials. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 27, 2026 to be counted.

To vote through the internet, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and control number found on your Notice, proxy card, or instructions that accompanies your proxy materials. Your internet vote must be received by 11:59 p.m. Eastern Time on May 27, 2026 to be counted.

To vote using a printed proxy card, simply complete, sign and date the proxy card that you may request and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

You may vote “For” all the Class II director nominees to our board of directors, “Withhold” your vote from all the Class II nominees to our board of directors, or you may “Withhold” your vote for any nominee you specify. With respect to Proposal 2 and Proposal 4, you may vote “For” or “Against” or abstain from voting. With respect to Proposal 3, you may vote for every “One Year,” “Two Years,” “Three Years” or abstain from voting.
How will votes be counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to Proposal 2, votes “For” and “Against,” and abstentions and broker non-votes; with respect to Proposal 3, votes for every “One Year,” “Two Years” and “Three Years” and abstentions and broker non-votes; and, with respect to Proposal 4, votes “For” and “Against” and abstentions. For Proposal 4, the ratification of the appointment of the independent accounting firm, broker non-votes are not expected because broker discretionary voting is permitted.
Abstentions will be counted towards the vote totals for Proposal 2, Proposal 3 and Proposal 4, and will have the same effect as “Against” votes. Broker non-votes on Proposal 1, Proposal 2, and Proposal 3 will have no effect and will not be counted towards the vote total. Because the outcome of Proposal 1 will be determined by a plurality vote, “Withhold” votes will have no effect on the outcome of the vote. Proposal 4 is considered a “routine” matter, accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank, or other agent has discretionary authority to vote your shares on Proposal 4.

The following table summarizes the votes required for each proposal and how votes will be counted:

Proposal	Votes Required for Approval	Effect of Abstentions or “Withhold” votes, as applicable	Effect of Broker non-votes

Election of Class II director nominees	Plurality of the votes present or represented by proxy and entitled to vote on the subject matter	No effect	No effect

Approval of the compensation of our named executive officers*	Majority of the votes present or represented by proxy and entitled to vote on the subject matter	“Against”	No effect

Approval of the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers*	Majority of votes present or represented by proxy and entitled to vote on the subject matter	“Against”	No effect

Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026	Majority of votes present or represented by proxy and entitled to vote on the subject matter	“Against”	Discretionary vote

*Since this proposal is an advisory vote, the result will not be binding on our Board, the Compensation Committee of our Board, or the company. However, the Board values input from stockholders, and the Compensation Committee will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers and determining the frequency of future non-binding, advisory votes on the compensation of our named executive officers.
Who is paying for this proxy solicitation?
The Company bears the expense of printing and mailing proxy materials. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, facsimile or electronic mail. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
How can I find out the results of the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in a current report on Form 8-K we expect to file within four business days after the Annual Meeting.
When are stockholder proposals and director nominations due for the 2027 annual meeting?
Nomination of Director Candidates: Stockholders may nominate candidates to serve on the Board. Our Bylaws require stockholders seeking to make a director nomination to give notice at least 90 days, but no more than 120 days, prior to the date of the first anniversary of the preceding year’s annual meeting. As a result, you must deliver notice of a nomination to us no earlier than January 28, 2027 and no later than the close of business on February 27, 2027 in order to nominate a candidate for director at our 2027 annual meeting. The notice must contain the information required by our Bylaws, and should be addressed to: Freshworks Inc., 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403, Attention: Corporate Secretary.
In addition to satisfying the requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees for our 2027 annual meeting of stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
Proposals for Business for Inclusion in Next Year’s Proxy Statement (Rule 14a-8 Stockholder Proposals): To be considered for inclusion in our proxy statement for the 2027 annual meeting, the Company must receive notice of a stockholder proposal on or before December 10, 2026. The proposal must comply with the SEC rules regarding eligibility for inclusion in our proxy statement, and should be delivered to Freshworks Inc., 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403, Attention: Corporate Secretary.
Non-Rule 14a-8 Stockholder Proposals: If you intend to present a proposal at an annual meeting other than by submitting a stockholder proposal for inclusion in our proxy statement for that meeting, our Bylaws require you to give notice at least 90 days, but no more than 120 days, prior to the date of the first anniversary of the preceding year’s annual meeting. Our bylaws further provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice with respect to such annual meeting delivered to stockholders, (ii) brought specifically by or at the direction of our board of directors, or a duly authorized committee of our board of directors, or (iii) properly brought before the meeting in accordance with our Bylaws by a stockholder of record entitled to vote at the meeting. You must deliver notice of a proposal to us no earlier than January 28, 2027 and no later than the close of business on February 27, 2027 in order to present it at the 2027 annual meeting. The notice must contain the information as specified in our bylaws, and should be addressed to: Freshworks Inc., 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403, Attention: Corporate Secretary.
In the event our 2027 annual meeting of stockholders is not held between April 28, 2027 and June 27, 2027, the notice must be received (A) not earlier than the close of business on the 120th day prior to the 2027 annual meeting of stockholders, and (B) not later than the close of business on the later of the 90th day prior to the 2027 annual meeting of stockholders or, if later than the 90th day prior to the 2027 annual meeting of stockholders, the 10th day following the day on which public announcement of the date of the 2027 annual meeting is first made. Any such notice to the Corporate Secretary must include the information required by our bylaws.
You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals, including director nominations.
INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
The following table sets forth certain information as of March 31, 2026 concerning the Class II nominees for election at the Annual Meeting and our other directors who will continue in office after the Annual Meeting:

Name	Class	Age	Position	Director Since	Current Term Expires	Audit Committee (2)	Compensation Committee (3)	Nominating and Corporate Governance Committee
Director Nominees
Roxanne S. Austin(1)	II	65	Chairperson of the Board	2021	2026			Chair
Sameer Gandhi(1)	II	60	Director	2019	2026		Chair	X
Frank Pelzer(1)	II	55	Director	2023	2026	X*
Dennis Woodside	II	57	Director	2022	2026
Continuing Directors
Jennifer Taylor(1)	III	53	Director	2021	2027			X
Johanna Flower(1)	I	51	Director	2020	2028	X	X
Randy Gottfried(1)	I	60	Director	2018	2028	Chair*	X
Barry Padgett(1)	I	55	Director	2020	2028		X	X
________________
(1)Independent as defined under the Nasdaq listing rules.
(2)Members of our audit committee satisfy heightened independence standards required for audit committee members in accordance with securities regulations and the Nasdaq listing standards, as further detailed below.

(3)Members of our compensation committee satisfy heightened independence standards required for compensation committee members in accordance with securities regulations and the Nasdaq listing standards, as further detailed below.
*Audit Committee financial expert
Set forth below is biographical information for the Class II director nominees and each person whose term of office as a director will continue after the Annual Meeting. This includes information regarding each director’s experience, qualifications, attributes, or skills that led our board of directors to recommend them for board service.
Nominees for Election at the Annual Meeting
Roxanne S. Austin. Ms. Austin has served as a member of our board of directors since May 2021. Since December 2004 she has served as the President and Chief Executive Officer of Austin Investment Advisors, a private investment and consulting firm. From 2016 until 2023, she chaired the U.S. Mid-Market Investment Advisors Committee of EQT Partners, an investment organization. Previously, Ms. Austin has held a series of executive positions, including President and CEO of Move Networks, Inc. from 2008 to 2010, President and CEO of DIRECTV, Inc. from 2000 to 2004 and Executive Vice President and Chief Financial Officer of Hughes Electronics Corporation from 1997 to 2000. She is also a former partner of Deloitte & Touche LLP. Ms. Austin served on the board of directors of Target Corporation from 2002 to 2020 and on the board of directors of Abbott Laboratories Inc. from 2000 to April 2022. Ms. Austin currently serves on the boards of directors of several public companies including Verizon Communications, Inc., CrowdStrike Holdings, Inc., and AbbVie, Inc. Ms. Austin holds a B.B.A. in Accounting and Business Administration from the University of Texas at San Antonio.
We believe Ms. Austin is qualified to serve as a member of our board because of her extensive business and operational expertise and experience serving on the boards of directors of public companies.
Sameer Gandhi. Mr. Gandhi has served on our board of directors since December 2019. Since June 2008, Mr. Gandhi has served as a partner of Accel, a venture capital firm, where he focuses on consumer, software and services companies. Mr. Gandhi currently serves on the board of directors of CrowdStrike, and also serves on the boards of directors of several privately-held companies. Mr. Gandhi holds a B.S. in Electrical Engineering and an M.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology and an M.B.A. from the Stanford Graduate School of Business.
We believe Mr. Gandhi is qualified to serve as a member of our board of directors because of his extensive investment and business expertise in the technology industry.
Frank Pelzer. Mr. Pelzer has served on our board of directors since July 2023. He currently serves as the President and Chief Operating Officer of Spotnana, a provider of modern travel infrastructure, a position he has held since January 2025. From May 2018 to November 2024, he served as the Executive Vice President and Chief Financial Officer of F5, Inc., a multi-cloud application services and security company. From August 2015 until May 2018, Mr. Pelzer served as the President and Chief Operating Officer of the Cloud Business Group at SAP. Since March 2025, Mr. Pelzer has served on the board of directors of NetApp, Inc., a data infrastructure company. From March 2019 until March 2023, Mr. Pelzer served on the board of directors of Duck Creek Technologies, Inc. and, from May 2013 until April 2022, Mr. Pelzer served on the board of directors of Benefitfocus, Inc. Mr. Pelzer received a B.A. from Dartmouth College and an M.B.A. from the Tuck School of Business at Dartmouth College.
We believe that Mr. Pelzer is qualified to serve as a member of our board of directors because of his extensive experience in the enterprise technology sector as both an operator and public company director.
Dennis Woodside. Mr. Woodside has served as our Chief Executive Officer since May 2024 and as our President and as a member of our board of directors since September 2022. He served on the board of directors for ServiceNow, Inc., a service management software company, from April 2018 to August 2022. Mr. Woodside served as President of Impossible Foods Inc., a company that develops plant-based substitutes for meat products, from March 2019 until August 2022. From April 2014 to September 2018, Mr. Woodside served as Chief Operating Officer of Dropbox, Inc., a provider of cloud storage, file synchronization, personal cloud, and client software services. From May 2012 to April 2014, Mr. Woodside served as Chief Executive Officer for Motorola Mobility LLC, a consumer electronics and telecommunications company. From 2003 to 2011, Mr. Woodside held various roles at Google. Mr. Woodside holds a B.S. in Industrial Relations from Cornell University and a J.D. from Stanford Law School.

We believe that Mr. Woodside is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our Chief Executive Officer and President and because of his extensive leadership and operating experience.
Director Continuing in Office Until the 2027 Annual Meeting
Jennifer Taylor. Ms. Taylor has served on our board of directors since September 2021. Since September 2025, Ms. Taylor has served as Chief Executive Officer of Mixpanel, a product analytics platform. Ms. Taylor served as President of Plaid Inc., a financial services company, from February 2024 to July 2025. She served as Chief Product Officer and Senior Vice President of Products at Cloudflare, Inc., a website security company, from June 2017 until December 2023. From August 2015 to June 2017, Ms. Taylor served as Senior Vice President of Product Management for Data.com and Search at Salesforce.com, Inc., a cloud-based software company. Ms. Taylor holds a B.A. in Public Policy from Brown University and an M.B.A. from Harvard Business School.
We believe Ms. Taylor is qualified to serve as a member of our board of directors because of her product development expertise and strong experience in the technology industry.
Directors Continuing in Office Until the 2028 Annual Meeting
Johanna Flower. Ms. Flower has served on our board of directors since February 2020. From January 2022 until November 2022, she served as Chief Marketing Officer of CrowdStrike Holdings, Inc., a cybersecurity technology company, a role she previously held from November 2014 to August 2020. She also has served on the board of directors of CrowdStrike since January 2023 and served on the board of directors of ForgeRock, Inc., a digital identity technology company, from July 2021 until August 2023. Ms. Flower also serves on the board of directors of several privately-held companies. Ms. Flower holds a B.A. in Business Administration from Brighton University, United Kingdom.
We believe Ms. Flower is qualified to serve as a member of our board of directors because of her significant management and leadership experience in the technology industry.
Randy Gottfried. Mr. Gottfried has served on our board of directors since September 2018. From January 2015 to April 2017, Mr. Gottfried served as Chief Financial Officer of AppDynamics, Inc., an application performance management and IT operations analytics company. From January 2019 until May 2023, Mr. Gottfried served on the board of directors of Sumo Logic, Inc., a cloud-based machine data analytics company. Since August 2021, Mr. Gottfried has served on the board of directors of Attentive Mobile, Inc., a marketing technology company. Mr. Gottfried holds a B.B.A in Accounting from the University of Michigan and an M.B.A. in Strategy and Marketing from Northwestern University, Kellogg School of Management.
We believe Mr. Gottfried is qualified to serve as a member of our board of directors because of his experience serving on the board of directors of public companies and his knowledge of the industry.
Barry Padgett. Mr. Padgett has served on our board of directors since February 2020. Since April 2025, he has served as the Chief Growth Officer of SentinelOne. From February 2022 to May 2024, he served as Chief Executive Officer for Amperity, Inc., an enterprise customer data platform. From May 2020 to February 2022, he served as the Chief Operating Officer of Amperity and from April 2019 to April 2020, Mr. Padgett served as Chief Revenue Officer for Stripe, Inc., a financial services and software-as-a-service company. From January 2016 to March 2019, Mr. Padgett served as President of SAP, a software and information technology services company. Mr. Padgett holds a B.S. in Applied Mathematics from Union College, an M.B.A. from the University of New South Wales and an M.S. in Software Engineering from the University of Oxford.
We believe Mr. Padgett is qualified to serve as a member of our board of directors because of his significant leadership experience in the industry.
Board Diversity
Our board of directors values diversity and believes that a board that collectively reflects a diversity of background, thought and experience enhances a board's effectiveness. To that end, we consider a broad range of backgrounds and experiences and the benefits of diverse viewpoints.

Fifty percent (50%) of our board of directors (inclusive of the four director nominees) are diverse based on gender and/or race/ethnicity.(1)(2)
(1)Director Diversity calculations are as of April 9, 2026.
(2)Based on gender and racial/ethnic diversity of director nominees and incumbent directors.
Independence of our Board of Directors
Under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must satisfy the Nasdaq independence criteria. The Nasdaq listing standards also generally require that each member of a listed company's audit, compensation, and nominating committees be independent.
Our nominating and corporate governance committee annually reviews the independence of our directors and makes recommendations to the full board of directors. Based, in part, on the recommendations of the nominating and corporate governance committee, our board of directors has determined that none of our current non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the Nasdaq listing rules and consistent with our Corporate Governance Guidelines. In addition, our board of directors previously determined that Zachary Nelson, who served as a director for a portion of 2025, was “independent” as that term is defined under the Nasdaq listing rules and consistent with our Corporate Governance Guidelines.
Members of our audit committee and compensation committee are subject to heightened independence requirements. Audit committee members must satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq listing standards. Compensation committee members must satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the Nasdaq listing standards.
Board Leadership Structure
Ms. Austin was elected by our board of directors to be the Chairperson of our Board, effective December 2025. Previously, she served as our lead independent director. Ms. Austin plays a significant role in Board leadership and meetings of the independent directors, and is also the chair of the Nominating and Governance Committee.
Ms. Austin is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular board meetings, preside over board meetings, preside over and establish the agendas for meetings of the independent directors, approve information sent to the Board, preside over any portions of board meetings at which the evaluation or compensation of the Chief Executive Officer and President is presented or discussed and, as appropriate upon request, act as a liaison to stockholders. In addition, it is the responsibility of the chairperson to coordinate between the board of directors and management regarding the determination and implementation of responses to any problematic risk management issues. We believe having an independent chairperson of the board helps ensure the effective independent functioning of the board of directors in its oversight responsibilities. In addition, the Company believes that having an independent chairperson creates an environment that is more conducive to the Board’s objective evaluation and oversight of management’s performance, increasing management accountability, and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders, including with respect to evaluating whether steps management is taking to manage risks are appropriate for the Company.

Role of the Board in Risk Oversight
Our board of directors oversees our risk management processes, which are designed to support the achievement of organizational objectives, improve long-term organizational performance, and enhance stockholder value while mitigating and managing identified risks. A fundamental part of our approach to risk management is not only understanding the most significant risks we face as a company and the necessary steps to manage those risks, but also deciding what level of risk is appropriate for our company. Our board of directors plays an integral role in guiding management’s risk tolerance and determining an appropriate level of risk.
While our full board of directors has overall responsibility for evaluating key business risks, its committees monitor and report to our board of directors on certain risks. Our audit committee monitors our major financial, reporting, and risks from cybersecurity threats, and the steps our management has taken to identify and control these exposures, including by reviewing and setting guidelines, internal controls, and policies that govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, and directly supervises our internal audit function. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking, and also plans for leadership succession. Our nominating and governance committee oversees risks associated with director independence and the composition and organization of our board of directors, monitors the effectiveness of our corporate governance guidelines, and provides general oversight of our other corporate governance policies and practices.
In connection with its reviews of the operations of our business, our full board of directors addresses holistically the primary risks associated with our business, as well as the key risk areas monitored by its committees, including cybersecurity risks. Our board of directors appreciates the evolving nature of our business and industry and is actively involved in monitoring new threats and risks as they emerge. In particular, our board of directors is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents.
At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board and its committees with respect to the most significant risks that could affect our business, such as legal risks, cybersecurity and privacy risks, and financial, tax, and audit-related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and investment policy and practices.
Meetings of the Board of Directors
The board of directors met 13 times during the last fiscal year. Each board member attended 75% or more of the aggregate number of meetings of the board of directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. Members of the board of directors are expected to prepare for, attend, and participate in all meetings. We encourage our directors to attend our annual meetings of stockholders and eight of the ten directors then serving attended the 2025 annual meeting of stockholders.
Information Regarding Committees of the Board of Directors
The composition and responsibilities of each of the audit committee, compensation committee and nominating and corporate governance committee of the board of directors are described below. Our committees operate under written charters that satisfy the applicable Nasdaq listing standards. Each committee charter is available to stockholders on the Investor Relations section of our website at ir.freshworks.com/corporate-governance/governance-overview.

Audit Committee
Randy Gottfried, Chair Johanna Flower* Frank Pelzer Meetings in 2025: 4
The Audit Committee represents and assists our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm.

Principal Functions of the Committee:
•helping our board of directors oversee our corporate accounting and financial reporting processes;
•managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing related person transactions;
•obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and
•approving or, as permitted, pre-approving, all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

All members of the Audit Committee are (a) “independent” under the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act and are (b) able to read and understand fundamental financial statements in accordance with the Nasdaq listing rules. Each of Mr. Gottfried and Mr. Pelzer qualifies as an “audit committee financial expert” within the meaning of SEC rules and each can read and understand fundamental financial statements in accordance with the Nasdaq listing rules.

*Mr. Nelson served on the Audit Committee through December 31, 2025, and Ms. Flower joined the Audit Committee effective January 1, 2026.

Compensation Committee
Sameer Gandhi, Chair Johanna Flower Randy Gottfried Barry Padgett Meetings in 2025: 5
The Compensation Committee represents and assists our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate.

Principal Functions of the Committee:
•reviewing and recommending to our board of directors the compensation of our chief executive officer and other executive officers;
•reviewing and recommending to our board of directors the compensation of our directors;
•administering our equity incentive plans and other benefit programs;
•reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and
•reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Each member of the Compensation Committee is (a) “independent” under the Nasdaq listing standards applicable to compensation committees and (b) a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee
Roxanne Austin, Chair Sameer Gandhi Barry Padgett Jennifer Taylor Meetings in 2025: 4
The Nominating and Corporate Governance Committee represents and assists our board of directors in fulfilling its responsibilities relating to our corporate governance and director nominations and elections.

Principal Functions of the Committee:
•identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on our board of directors;
•considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;
•evaluating the independence of the directors and director nominees and the members of each committee of our board of directors against the independence requirements of Nasdaq, the applicable rules and regulations of the SEC, and other applicable laws;
•developing and making recommendations to our board of directors regarding corporate governance guidelines and related matters; and
•overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.

Each member of the Nominating and Corporate Governance Committee is “independent” under the Nasdaq listing standards.
Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our stockholder director nominations policy, our amended and restated certificate of incorporation and amended and restated bylaws (our “Bylaws”), our corporate governance guidelines, and the requirements of applicable law. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and Bylaws, using the same criteria to evaluate all such candidates.
Our nominating and corporate governance committee will consider recommendations for candidates to our board of directors from stockholders holding at least 1% of our fully diluted capitalization continuously for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and Bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Any such stockholder that wishes to recommend a candidate for election to the board of directors must deliver written notice to our Corporate Secretary at Freshworks Inc., 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403. The notice must include the candidate's name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the company, and evidence of the recommending stockholder’s ownership of our capital stock. The recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board of directors’ membership.
Stockholders also have the right under our Bylaws to directly nominate director candidates, without any action or recommendation on the part of our nominating and corporate governance committee or our board of directors. For information regarding the process and required information to directly nominate candidates for membership on our board of directors, please refer to our Bylaws and Questions and Answers about these Proxy Materials and Voting beginning on page 1 of the Proxy Statement.
Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate and, in addition, the nominating and corporate governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Our nominating and corporate governance committee and our board of directors use a variety of qualifications for identifying and evaluating director nominees. In considering and evaluating candidates, our nominating and corporate governance committee and our board of directors consider, among other relevant factors, character, integrity, judgment, diversity, independence, area of expertise, experience, length of services, potential conflicts of interest, other commitments, the ability to exercise sound business judgment, skills that are complementary to those of the existing board of directors, the ability to support management and make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required and the commitment of time and energy necessary to diligently carry out those responsibilities. In evaluating director candidates, our nominating and corporate governance committee and our board of directors will also consider the current size and composition of our board of directors, our company's operating requirements, and the long-term interests of our stockholders.
Stockholder Engagement and Communications with the Board of Directors
Stockholders or interested parties who wish to communicate with our board of directors or with an individual director may do so by mail to our board of directors or the individual director, care of our Corporate Secretary at Freshworks Inc., 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403. In accordance with our corporate governance guidelines, our Corporate Secretary or legal department, in consultation with appropriate directors as necessary, will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material) and, if appropriate, will route such communications to the appropriate director(s) or, if none is specified, to the chairperson of the board of directors.
Code of Ethics
We have adopted a code of business conduct and ethics that applies to, among others, our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our code of business conduct and ethics is published and available under the Corporate Governance section of our investor relations website at https://ir.freshworks.com/governance/corporate-governance/. Any substantive amendments to or waivers of the Code of Business Conduct and Ethics relating to our executive officers or directors will be disclosed promptly on our investor relations website as set forth above, as required under applicable Nasdaq and SEC rules.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines to ensure that our board of directors has the necessary practices in place to review and evaluate Freshworks’ business operations and make decisions that are independent of our management. The corporate governance guidelines set forth the practices our board of directors follows with respect to board composition and selection, board meetings and involvement of senior management, executive officer performance evaluation and succession planning, board compensation, director education, and conflicts of interest. The corporate governance guidelines, as well as the charters for each committee of our board of directors, are posted on our website at https://ir.freshworks.com/governance/corporate-governance/.
Insider Trading Policy
We have adopted an Insider Trading Policy governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy is filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended December 31, 2025. In addition, it is the Company’s intent to comply with applicable laws and regulations relating to insider trading.
Our Culture and Employees

Our people and culture are at the heart of how we innovate, support customers, and execute our long-term strategy. We aim to create a work environment where employees can perform meaningful work, develop their skills, and build fulfilling careers.

Our Values

Our continued growth is grounded in the principles that guide how we work, make decisions, and serve our customers. In 2025, we refreshed our company values following a global employee-listening effort involving more than 500 employees across roles and regions. These values reflect our heritage and the capabilities required for the next phase of our growth.

•We champion our customers. We listen with empathy, solve challenges with intention, and advocate for our customers in every decision.
•We are empowered to make an impact. We make decisions, try new things, and challenge ourselves to do our best work.
•We set high standards. We push ourselves and each other to aim higher. We achieve results through accountability and collaboration.
•We make bold moves. We take smart risks, innovate for impact, and move fast to shape what’s next.
•We win as one team. We work without ego to do what’s right for Freshworks.
Our Employee Programs
Our employee programs reflect these values and support development, leadership capability, inclusion, and well-being. Key areas of focus include:
•Leadership and manager effectiveness: We have defined clear leadership expectations to guide how managers lead teams, make decisions, and maintain alignment with company priorities. As part of our Ignite Manager Academy, we invest in strengthening manager effectiveness, expanding learning opportunities, and building the technical, functional, and leadership skills needed for the future, particularly as AI becomes increasingly central to our product and business strategy.
•Employee listening: We regularly gather employee feedback through surveys and other listening mechanisms to surface insights, monitor sentiment, and inform actions that strengthen engagement.
•Employee communities and regional initiatives: Employee-led groups, including our global Women’s 360 community and other affinity networks, help build connections and bring diverse perspectives into our work. We also support community initiatives in the regions where we operate, including the Freshworks STS Software Academy, which provides free software-skills training to youth in India.
DIRECTOR COMPENSATION
2025 Director Compensation Table
The following table sets forth certain information with respect to the compensation earned by or paid to our non-executive directors for the fiscal year ended December 31, 2025. Dennis Woodside, our Chief Executive Officer and President, and Rathna Girish Mathrubootham, our former Executive Chairman, did not receive any additional compensation for service as a member of our board of directors. The compensation paid to Messrs. Woodside and Mathrubootham is set forth in “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Roxanne S. Austin	—	260,396(3)	260,396
Johanna Flower	—	240,421(4)	240,421
Sameer Gandhi	—	251,096(5)	251,096
Randy Gottfried	62,375	200,922(6)	263,297
Zachary Nelson	—	242,733(7)	242,733
Barry Padgett	46,375	200,922(8)	247,297
Frank Pelzer	44,875	200,922(9)	245,797
Jennifer Taylor	—	237,161(10)	237,161
________________
(1)The amounts disclosed represent the aggregate grant date fair value of the restricted stock units granted to our non-employee directors during 2025 under our 2021 Equity Incentive Plan (the “2021 Plan”), computed in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) 718. The assumptions used in calculating the grant date fair value of the restricted stock units are set forth in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These amounts do not reflect the actual economic value that will be realized by the directors upon the vesting of the restricted stock units, or the sale of any common stock acquired under such restricted stock units.
(2)As of December 31, 2025, the number of unvested shares subject to outstanding restricted stock unit awards held by each non-employee director was as follows: Ms. Austin — 13,236 shares; Ms. Flower — 13,236 shares; Mr. Gandhi — 13,236 shares; Mr. Gottfried — 13,236 shares; Mr. Nelson — 13,236 shares; Mr. Padgett — 13,236 shares; Mr. Pelzer — 18,243 shares; and Ms. Taylor — 13,236 shares.
(3)Includes (i) an aggregate of 4,579 shares of fully-vested Class A common stock granted to Ms. Austin pursuant to her election to receive such shares in lieu of the cash retainer for the quarters ended March 31, 2025, June 30, 2025, September 30, 2025, and December 31, 2025 pursuant to our non-employee director compensation program, granted on April 1, 2025, July 1, 2025, October 1, 2025, and January 2, 2026, respectively, (the “Quarterly Retainer Grants”) and (ii) a restricted stock unit award for 13,236 shares of our Class A common stock granted on July 1, 2025 pursuant to our non-employee director compensation program.
(4)Includes (i) an aggregate of 3,041 shares of fully-vested Class A common stock granted to Ms. Flower pursuant to her election to receive such shares in lieu of the cash retainer as Quarterly Retainer Grants and (ii) a restricted stock unit award for 13,236 shares of our Class A common stock granted on July 1, 2025 pursuant to our non-employee director compensation program.
(5)Includes (i) an aggregate of 3,863 shares of fully-vested Class A common stock granted to Mr. Gandhi pursuant to his election to receive such shares in lieu of the cash retainer as Quarterly Retainer Grants and (ii) a restricted stock unit award for 13,236 shares of our Class A common stock granted on July 1, 2025 pursuant to our non-employee director compensation program.
(6)Represents a restricted stock unit award for 13,236 shares of our Class A common stock granted to Mr. Gottfried on July 1, 2025 pursuant to our non-employee director compensation program.
(7)Includes (i) an aggregate of 3,219 shares of fully-vested Class A common stock granted to Mr. Nelson pursuant to his election to receive such shares in lieu of the cash retainer as Quarterly Retainer Grants and (ii) a restricted stock unit award for 13,236 shares of our Class A common stock granted on July 1, 2025 pursuant to our non-employee director compensation program.
(8)Represents a restricted stock unit award for 13,236 shares of our Class A common stock granted to Mr. Padgett on July 1, 2025 pursuant to our non-employee director compensation program.
(9)Represents a restricted stock unit award for 13,236 shares of our Class A common stock granted to Mr. Pelzer on July 1, 2025 pursuant to our non-employee director compensation program.
(10)Includes (i) an aggregate of 2,790 shares of fully-vested Class A common stock granted to Ms. Taylor pursuant to her election to receive such shares in lieu of the cash retainer as Quarterly Retainer Grants and (ii) a restricted stock unit award for 13,236 shares of our Class A common stock granted on July 1, 2025 pursuant to our non-employee director compensation program.
Non-Employee Director Compensation
We have adopted an amended and restated non-employee director compensation program pursuant to which each of our directors who is not an employee or consultant of our company will be eligible to receive compensation for service on our board of directors and committees of our board of directors. Below is a description of the compensation to which our directors were entitled in 2025, as well as the changes to our director compensation program that became effective January 1, 2026.
Cash Compensation
For service related to 2025, each eligible director received an annual cash retainer of $35,000 for serving on our board of directors, and the lead independent director of our board of directors received an additional annual cash retainer of $20,000 for their service. The chair of our audit committee received an additional annual cash retainer of $20,000, the chair of our compensation committee received an additional annual cash retainer of $15,000 and the chair of our nominating and corporate governance committee received an additional annual cash retainer of $9,000. The members of our audit committee were entitled to an additional annual cash retainer of $10,000, the members of our compensation committee were entitled to an additional annual cash retainer of $7,500 and the members of our nominating and corporate governance committee were entitled to an additional annual cash retainer of $4,000; however, in each case such cash retainer was payable only to members who were not the chair of such committee.
Upon review of our non-employee director compensation program and market data with Compensia, Inc. (“Compensia”), our independent compensation consultant, in late 2025 our board of directors amended our non-employee director compensation program to adjust the compensation of our board of directors to align more closely with the median compensation of our peers. Our amended and restated non-employee director compensation program, effective January 1, 2026, provides that: the annual cash retainer for serving as non-executive chairperson of our board of directors will be $32,500; the annual cash retainer for serving as the chair of our nominating and corporate governance committee will be $10,000; and the annual cash retainer for members of our nominating and corporate governance committee will be $4,400. There are no changes to any other annual cash retainers.
As was the case under our prior non-employee director compensation program, all annual cash compensation amounts will be payable in equal quarterly installments, in arrears, on or after the last day of each fiscal quarter in which the service occurred. Additionally, each non-employee director may elect to receive fully vested shares of our Class A common stock in lieu of his or her annual cash retainer. Such shares are issued on a quarterly basis, in arrears, and the number of shares will be calculated by dividing (1) the aggregate amount of cash compensation otherwise payable to such director by (2) the average closing price of our Class A common stock over the 30 consecutive trading days immediately preceding the grant date (the “Conversion Price”), rounded down to the nearest whole share.
Equity Compensation
Our non-employee director compensation program provides for an initial equity grant to eligible new directors with an aggregate value of $400,000. The restricted stock unit awards will be granted on the next established grant date following the date the new eligible director joins our board of directors and will vest annually over a three-year period, subject to continued service as a director through each such vesting date.
In 2025, each incumbent director who was re-elected to continue to serve as a director of our company following an annual meeting of our stockholders received a grant of restricted stock units with an aggregate value of $200,000 under our 2021 Plan. The number of restricted stock units was calculated by dividing $200,000 by the Conversion Price, rounded down to the nearest whole share. As with the prior non-employee director compensation program, the shares shall vest in full on the first anniversary of the grant date; provided, however, that in the event a director is up for re-election at an annual meeting of stockholders and is not elected to continue serving as a member of the board of directors at such annual meeting of stockholders, the shares shall be deemed fully vested on that annual meeting date.
Expenses
We reimburse eligible directors for ordinary, necessary, and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in board and committee meetings.
PROPOSAL 1 - ELECTION OF DIRECTORS
Our board of directors currently consists of eight members and is divided into three classes. Each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.
Our directors are divided into the three classes as follows:
•the Class I directors are Johanna Flower, Randy Gottfried, and Barry Padgett, whose terms will expire at the annual meeting to be held in 2028;
•the Class II directors are Roxanne S. Austin, Sameer Gandhi, Frank Pelzer, and Dennis Woodside, whose terms will expire at the Annual Meeting; and
•the Class III director is Jennifer Taylor, whose term will expire at the annual meeting to be held in 2027.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Freshworks. Our board of directors expects to review this structure periodically to ensure that it continues to be the appropriate board structure for our company.
Each of Ms. Austin, Mr. Gandhi, Mr. Pelzer and Mr. Woodside is currently a member of our board of directors, and, at the recommendation of our nominating and governance committee, has been nominated for reelection to serve as a Class II director. Each of Ms. Austin, Mr. Gandhi and Mr. Woodside was previously elected by our stockholders at our 2023 annual meeting of stockholders. Mr. Pelzer, who was recommended to our nominating and corporate governance committee by certain members of our board of directors, was appointed to our board of directors in July 2023 after being considered and recommended by our nominating and corporate governance committee. Each of these nominees has agreed to stand for reelection at the Annual Meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2029 and until his or her successor has been duly elected and qualified, or until the director’s earlier death, resignation, or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee, if any, proposed by Freshworks. Each person nominated for election has agreed to serve if elected.
Our Board of Directors Recommends
A Vote FOR The Election of Each Named Nominee.

PROPOSAL 2 - APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers (as disclosed under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables included under the heading “Executive Compensation” and the accompanying narrative).
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives and rationale.
The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our named executive officers in its totality, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
The board of directors recommends that stockholders approve the following non-binding resolution:
“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2025 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
The approval of this non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present at the meeting (by virtual attendance) or by proxy and entitled to vote thereon.
Since this proposal is an advisory vote, the result will not be binding on our board of directors or our compensation committee. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
Our Board Of Directors Recommends
A Vote FOR The Approval Of The Non-Binding Resolution On
Named Executive Officer Compensation.

PROPOSAL 3 - APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act provides that every six years we must provide stockholders an opportunity to vote, on a non-binding, advisory basis, for their preference on how frequently we should seek future non-binding, advisory votes to approve the compensation of our named executive officers (such as the one described in Proposal Two above). Specifically, stockholders may indicate whether they would prefer these advisory resolutions on named executive officer compensation to be presented for stockholder approval every one, two or three years.
Our board of directors believes at this time that a frequency of every year is appropriate for us. The board of directors will continue to evaluate the appropriate frequency for the stockholder executive compensation vote.
Although the Board recommends a say-on-pay vote be held every year, you may vote one of four choices for this Proposal 3 on the proxy card: “One Year”, “Two Years”, “Three Years”, or “Abstain.” If the frequency recommended by the Board is approved or receives plurality support, that frequency will be deemed adopted by the Board.
Since this proposal is an advisory vote, the result will not be binding on our board of directors. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our board of directors. Our board of directors may decide that it is in the best interests of our company and our stockholders to hold a non-binding, advisory vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. However, our board of directors values our stockholders’ opinions, and our board of directors and the compensation committee will take into account the outcome of the advisory vote when determining how often we should submit to stockholders future “say-on-pay” votes.
Our Board Of Directors Recommends
An “EVERY ONE YEAR” Frequency For Future Advisory Votes On
Named Executive Officer Compensation.

PROPOSAL 4- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 and has further directed that management submit the appointment of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited our financial statements since 2018. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, our audit committee is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, our audit committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, our audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2025 and 2024 by Deloitte & Touche LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2025 ($)	2024 ($)
Audit Fees(1)	3,463,472	3,547,984
Audit-Related Fees	-	-
Tax Fees (2)	109,720	44,189
All Other Fees	-	-
Total Fees	3,573,192	3,592,173
________________
(1)“Audit fees” consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, reviews of our quarterly condensed consolidated financial statements, and statutory and regulatory filings or engagements.
(2)“Tax fees” consist of fees in connection with tax studies and tax advisory services.
Pre-Approval Policies and Procedures
Our audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The audit committee has delegated pre-approval authority to the chairperson of the audit committee, provided that any pre-approved decisions must be reported to the full audit committee at its next scheduled meeting.
Our audit committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
All fees described above were pre-approved by the audit committee.
Our Board of Directors Recommends
A Vote FOR The Ratification of the Appointment of Deloitte & Touche LLP
as our Independent Registered Public Accounting Firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 with our management. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.
Randy Gottfried (Chair)
Johanna Flower
Frank Pelzer
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2026. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Dennis Woodside	57	Chief Executive Officer and President and Member of our Board of Directors
Tyler Sloat	52	Chief Financial Officer and Chief Operating Officer
Ian Tickle	55	Chief Revenue Officer
See “Information Regarding Our Board of Directors and Corporate Governance” for Mr. Woodside’s biography.
Tyler Sloat. Mr. Sloat has served as our Chief Operating Officer since August 2024 and as our Chief Financial Officer since April 2020. From September 2010 to April 2020, Mr. Sloat served as Chief Financial Officer of Zuora, Inc., a subscription service management software company. Mr. Sloat holds a B.A. in Economics from Boston College and an M.B.A. from Stanford University Graduate School of Business. He is also a registered (inactive) Certified Public Accountant in the state of California.
Ian Tickle. Mr. Tickle was appointed to serve as our Chief Revenue Officer in March 2026. Previously, Mr. Tickle served as our Chief of Global Field Operations from June 2025 to March 2026, and as our SVP and General Manager, International from July 2024 to June 2025. From May 2023 to July 2024, Mr. Tickle served as Executive Vice President, International of Matillion, a provider of cloud-native data integration and transformation software designed to help organizations prepare data for analytics and business intelligence. From 2016 to 2023, Mr. Tickle previously served in various leadership roles at Domo, Inc., a cloud-based business intelligence and data visualization platform, including as President, Revenue & Field Operations from June 2022 to May 2023, and Chief Revenue Officer and General Manager from November 2019 to June 2022. Prior to that, he served as Vice President EMEA, SaaS Solutions for Oracle Corporation.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding the 2025 compensation program for our named executive officers. Our named executive officers for 2025 were:
•Dennis Woodside, our Chief Executive Officer and President and a member of our board of directors;
•Rathna Girish Mathrubootham, our former Executive Chairman; (1)
•Tyler Sloat, our Chief Operating Officer and Chief Financial Officer; and
•Mika Yamamoto, our former Chief Integrated Customer Growth Officer. (2)
________________
(1)Mr. Mathrubootham retired from his position as our Executive Chairman effective December 1, 2025.
(2)Ms. Yamamoto served as our Chief Integrated Customer Growth Officer from January 1, 2026 to March 2, 2026, and as our Chief Customer and Marketing Officer from November 2023 through December 2025. Ms. Yamamoto is expected to remain with the Company until April 2, 2026 in an advisory capacity to facilitate the transition of her responsibilities. For a description of the benefits Ms. Yamamoto received in connection with her termination of employment, please see the section below entitled “Executive Compensation—Potential Payments Upon Termination or Change in Control.”
This Compensation Discussion and Analysis also provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy program objectives, the policies underlying our 2025 executive compensation program, and the compensation awarded to our named executive officers for 2025. The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the executive compensation tables and related disclosures.
Executive Summary
Our Business
Freshworks provides people-first AI service software that organizations use to deliver exceptional employee and customer experiences. Our employee experience (EX) products include Freshservice, Freshservice for Business Teams, Device42 and FireHydrant. Our customer experience (CX) products include our Freshdesk suite of products. Our AI offerings, which include Freddy AI Agents, Freddy AI Copilot and Freddy AI Insights, further enhance the employee and customer experience and are designed to boost productivity. Currently, nearly 75,000 companies use Freshworks' uncomplicated solutions to increase employee efficiency and customer loyalty.
Our solutions enable organizations to acquire, engage, and better serve their customers and employees. Our value proposition to customers is clear - powerful and modern solutions that are simple and intuitive to implement and that were built to provide rapid time to value and compelling ROI. We focus on meeting customers where they are, with transparent pricing and a go-to-market strategy that allows us to efficiently serve organizations of all sizes.
Our nimble go-to-market approach capitalizes on the strong user-driven adoption and user love for our products with a dedicated focus on driving successful adoption and expansion within organizations. We continue to innovate, bringing new products to market to solve important customer pain points. These solutions give our sellers more ways to land new customers with bigger deals, and a healthy pipeline of incremental expansion opportunities for our existing customers. We offer our products under both free trial and paid subscription plans, further reducing friction to adoption and accelerating our go-to-market motion.

Our 2025 Financial and Performance Highlights
We achieved various business and financial accomplishments in 2025 that we believe will lead to future revenue and profit growth and return stockholder value in the long term. Specifically, in 2025, we:

✔	Profitability: The company achieved profitability for the full year for the first time in its history.
✔	Employee Experience (EX) Growth: EX Annual Recurring Revenue (ARR) grew 26% year-over-year to reach $510 million, crossing the half-billion-dollar milestone.
✔	ESM Business Growth: The Enterprise Service Management (ESM) product exceeded $40 million in ARR, representing a rate of nearly doubling ARR year-over-year.
✔	Upmarket Customer Momentum: The number of customers contributing more than $100,000 in ARR grew 28% year-over-year (as-reported) to over 1,500.
✔
Free Cash Flow: Non-GAAP Adjusted free cash flow margin for the year was 27%, an improvement of over 5 percentage points compared to the prior year (see Annex A for the definition of this metric and a reconciliation to the most directly comparable GAAP financial measure).

✔	AI Monetization: Ended 2025 with over $25 million in ARR and on a path to reach $100 million in ARR by 2028. AI monetization has nearly doubled year-over-year.
✔	AI Customer Adoption: Over 8,000 customers are using AI products. Freddy AI Copilot customer growth more than doubled year over year.
Our 2025 Compensation Highlights
Our executive compensation program has three primary elements: base salary, performance bonus, and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Performance bonuses reward the achievement of short-term company financial goals, while long-term incentives drive our named executive officers to focus on long-term sustainable stockholder value creation. Based on our performance and consistent with the design of our compensation program, the compensation committee made the following executive compensation decisions for 2025:
•Base Salaries. In February 2025, the compensation committee approved merit-based salary increases for certain of the then-serving named executive officers.
•Performance Bonuses. In early 2025, the compensation committee established rigorous and challenging 2025 performance goals for the Company under our officer cash incentive plan (“Bonus Plan”), based on Net New ARR and Non-GAAP Operating Margin (see below under the heading “—Elements of Our 2025 Executive Compensation Program—Performance Bonuses” for definitions of and more details regarding these metrics).
•Long-Term Equity Incentives. In early 2025, the compensation committee and the board of directors granted long-term equity incentive awards to each of our then-serving named executive officers in the form of restricted stock units (“RSUs”) and performance-based RSUs (“PRSUs”) that could be earned based on both the achievement of certain revenue and free cash flow targets and the recipient’s continued service to the Company. The addition of PRSUs with financial performance metrics to our executive compensation program furthers our pay-for-performance philosophy and better aligns us with the practices of our peer companies. See below under the heading “—Elements of Our 2025 Executive Compensation Program—Long-Term Equity Incentives” for definitions of the PRSU performance measures and more details regarding the 2025 RSUs and PRSUs.

Best Compensation Practices & Policies
Our executive compensation policies and practices reinforce our “pay-for-performance” philosophy and ensure that compensation is meaningfully tied to the creation of long-term stockholder value. Listed below are highlights of our compensation policies and practices:

What We Do		What We Don’t Do
✔	Emphasize variable pay over fixed pay, with a significant portion tied to our operating results and stock performance	🗶	No guaranteed salary increases or incentive payments
✔	Provide for “double-trigger” equity award vesting and severance benefits upon a change in control	🗶	No significant perquisites and no tax gross-ups upon a change in control of the Company
✔	Maintain anti-hedging and anti-pledging policies	🗶	No excessive risk-taking in our compensation programs
✔	Retain an independent compensation consultant reporting directly to the compensation committee	🗶	No supplemental executive retirement plans or pension plans
✔	Maintain employment agreements with the named executive officers providing for specific terms of employment or severance benefits
✔
Review the executive compensation philosophy and strategy to ensure each component is designed to drive the desired behaviors to support business growth and stockholder value as well as ensure market competitiveness and appropriateness

✔	Maintain a clawback policy and stock ownership guidelines
Compensation Program Philosophy, Objectives and Elements of Compensation
We design our executive compensation program to achieve the following objectives consistent with our “pay for performance” philosophy:
•Attract and retain outstanding executives who have the technical expertise and leadership ability to drive business growth;
•Motivate and reward behavior that results in exceeding our corporate performance objectives; and
•Ensure that compensation is meaningfully tied to creation of long-term stockholder value.
We believe that Freshworks’ executive compensation program design features accomplish the following:
•Provide base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security.
•Ensure a significant portion of each executive’s compensation is comprised of equity compensation with vesting periods that encourage executives to remain highly engaged and focused on long-term share price appreciation, thus aligning their interests with those of our stockholders.
•Utilize a mix of cash and equity compensation designed to encourage strategies and actions that are in the long-term best interests of Freshworks.

To achieve our compensation objectives, we provide our executive officers, including our named executive officers, with a compensation package consisting of the following elements:

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.
Generally reviewed annually in the first quarter of the year and determined based on a number of factors (including individual performance, internal equity, retention and our overall performance) and by reference to market data provided by our independent compensation consultant.

Quarterly Performance Bonus (at-risk cash)	Motivates and rewards executive officers for attaining rigorous quarterly corporate performance goals that relate to our key business objectives.
Target bonus amounts are generally reviewed annually during the first quarter of the year and determined based upon market data provided by our independent compensation consultant for positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are entirely dependent upon achievement of specific quarterly corporate performance objectives that are consistent with our annual operating plan and long-term strategy.
Metrics are generally determined by the compensation committee and board of directors and communicated at the beginning of the year.

Long-Term Equity Incentives (at-risk equity)
Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value. Attracts highly qualified executives and encourages their continued employment over the long-term.

Our annual long-term equity incentives for 2025 were granted in the form of time-vesting RSUs and PRSUs. Long-term equity incentive opportunities are generally reviewed and determined annually during the first quarter of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement. Individual grants are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by our independent compensation consultant.

While we offer competitive current and short-term cash compensation, equity compensation is the primary incentive element of our executive compensation program. We emphasize the use of equity compensation to encourage our executive officers to focus on the growth of our overall enterprise value, which aligns with the creation of long-term value for our stockholders.
To allocate compensation among salary, performance bonus awards and equity grants, the compensation committee uses multiple considerations to establish a total compensation program for each named executive officer that it believes appropriate to achieve our corporate objectives. The considerations taken into account for each named executive officer include market competitive pay levels for each pay component based on our peer group companies, internal parity among the Company’s executive team, and performance, potential and impact of the executive officer. The compensation committee also ensures a significant portion of the named executive officers’ total target compensation is comprised of performance-based bonus opportunities and long-term equity awards in order to align their incentives with the interests of our stockholders and our corporate goals.

How We Determine Executive Compensation
Roles and Responsibilities of Our Compensation Committee, Management and the Board of Directors
The compensation committee is appointed by the board of directors to assist with the board’s oversight responsibilities with respect to the Company’s compensation and benefit plans, policies and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate.
The compensation committee is primarily responsible for establishing and reviewing our general compensation strategy. The compensation committee meets periodically throughout the year to, among other responsibilities, manage and evaluate our executive compensation program, and generally determines, which may be subject to final approval by the board of directors, the principal components of compensation (base salary, performance bonus awards, and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our compensation committee determines appropriate. The compensation committee does not delegate authority to approve executive officer compensation. The compensation committee maintains guidelines covering the timing of equity award grants to our employees. The board of directors or the compensation committee typically grants equity awards on regularly scheduled dates that occur six times per year. The compensation committee will continue to evaluate its equity grant policies as we continue to evolve and grow as a public company.
Our compensation committee works with and receives information and analyses from management, including within our legal, finance, and human resources departments, and our Chief Executive Officer, and considers such information and analyses in determining the structure and amount of compensation to be paid to our executive officers, including our named executive officers. These various other members of management and other employees as well as outside advisors or consultants are invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in meetings of the compensation committee or board of directors. Our Chief Executive Officer evaluates and provides to the compensation committee executive officer performance assessments and management’s recommendations and proposals regarding executive officer compensation programs and decisions affecting base salaries, performance incentives, equity compensation, and other compensation-related matters outside of the presence of any other named executive officers. However, our compensation committee retains the final authority to make all compensation decisions. While our Chief Executive Officer discusses his recommendations with the compensation committee, he does not participate in the deliberations concerning, or the determination of, his own compensation.
Role of Compensation Consultant
During 2025, the compensation committee retained Compensia, Inc. (“Compensia”) as its independent compensation consultant due to its extensive analytical and compensation expertise relating to technology companies. In this capacity, Compensia has advised the compensation committee on compensation matters related to the executive and director compensation structure. In 2025, Compensia assisted with, among other things:
•conducting an executive market pay analysis;
•developing a group of peer companies to use as a reference in making executive compensation decisions;
•evaluating current executive pay practices and considering alternative compensation programs; and
•reviewing our director compensation policies and practices.
The compensation committee has the sole authority to engage and terminate Compensia’s services, as well as to approve its compensation. Compensia makes recommendations to the compensation committee but has no authority to make compensation decisions on behalf of the compensation committee or the Company. Compensia reported to the compensation committee and had direct access to the chairperson and the other members of the compensation committee. Beyond data and advice related to executive and director compensation matters, Compensia did not provide other services to our company in 2025.
The compensation committee has assessed whether the work of Compensia as its compensation consultant raised any conflict of interest, considering relevant factors in accordance with SEC guidelines. Based on its assessment, our compensation committee determined that the work of Compensia and the individual compensation advisors has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC and the Nasdaq listing standards.
Use of Competitive Market Compensation Data
The compensation committee believes that it is important when making compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the compensation committee works annually with Compensia to review and amend the list of our peer group companies to be used in connection with assessing compensation practices and pay levels. The compensation committee believes that the peer and market data provided by Compensia, along with other factors, is an important reference point when setting compensation for our named executive officers because competition for executive management is intense in our industry and the retention of our talented leadership team is critical to our success. In addition to data from the group of peer companies listed below under “Compensation Discussion and Analysis—2025 Peer Group”, we use third-party market data surveys from Aon’s Radford McLagan Compensation Database.
2025 Peer Group
In October 2024, the compensation committee approved the below group of peer companies for executive pay and program comparison purposes for fiscal year 2025. The committee determined the below peer group, taking into consideration the recommendations of its independent compensation advisor, and focusing on industry, companies with revenues that are 0.5x to 2.5x our revenues and a market capitalization that is 0.25x to 4.0x our market capitalization, complexity, and with which we compete for top executive talent. Based on the foregoing, the peer group used for purposes of evaluating compensation decisions in 2024 was adjusted to remove Alteryx, Inc., New Relic, Inc., and Hubspot, Inc., and to add Appian Corporation, Blackline, Inc., Klaviyo, Inc. and Zuora, Inc.

AppFolio Inc (APPF)	Cloudflare, Inc. (NET)	Klaviyo, Inc. (KVYO)
Appian Corporation (APPN)	Confluent, Inc. (CFLT)	MongoDB, Inc. (MDB)
Asana, Inc. (ASAN)	Dropbox, Inc. (DBCX)	Smartsheet Inc(1)
Blackline, Inc. (BL)	Five9, Inc. (FIVN)	Sprinklr, Inc. (CXM)
Braze, Inc. (BRZE)	Gitlab Inc. (GTLB)	Workiva Inc (WK)
C3.ai, Inc. (AI)	Guidewire Software, Inc. (GWRE)	Zuora, Inc.(2)
(1)Smartsheet Inc was acquired in January 2025 and is no longer publicly traded.
(2)Zuora, Inc. was acquired in February 2025 and is no longer publicly traded.
Stockholder Say-on-Pay Vote
The compensation committee reviewed the results of the advisory say-on-pay vote on the compensation of our named executive officers held at our 2023 annual meeting of stockholders and incorporated the results of the vote as one of the many factors considered in connection with the discharge of its responsibilities. Because a substantial majority (over 96%) of our stockholders voting at the 2023 annual meeting approved the compensation of our named executive officers disclosed in our 2023 proxy statement, the compensation committee determined not to make any changes to our executive compensation program as a direct result of the advisory vote.
Our stockholders also approved an advisory say-on-pay frequency proposal at our 2023 annual meeting of stockholders to hold say-on-pay advisory votes every three years. Although our next say-on-pay vote after this year’s annual meeting was expected to occur at our 2029 annual meeting of stockholders, we have accelerated our say-on-pay frequency vote to this year as we believe it is good governance practice to provide our stockholders the opportunity to vote on whether the say-on-pay vote should be held every one, two or three years.
Elements of Our 2025 Executive Compensation Program
Base Salaries
The base salaries of our named executive officers are an important part of their total compensation package and are intended to provide a stable level of fixed compensation to our executive officers for performance of their day-to-day responsibilities.

In February 2025, the compensation committee reviewed the base salaries of our named executive officers. The compensation committee approved increases to base salaries in amounts ranging from approximately 4.8% to approximately 17.3% for Mr. Woodside, Mr. Sloat, and Ms. Yamamoto to align with the company’s compensation philosophy to incent and retain. Mr. Mathrubootham did not receive an increase to his base salary in 2025 because he was no longer serving as our chief executive officer. The 2025 base salaries of our named executive officers are reflected below.

Named Executive Officer	2024 Base Salary($)	2025 Base Salary ($)	Percentage Increase from 2024 Base Salary (%)
Dennis Woodside	550,000	645,000	17.3%
Rathna Girish Mathrubootham	600,000	600,000	—
Tyler Sloat	480,000	510,000	6.3%
Mika Yamamoto	420,000	440,000	4.8%
Performance Bonuses
Our Bonus Plan applies to our senior executives, including all named executive officers (other than Mr. Mathrubootham). The Bonus Plan provides for the opportunity to earn cash bonuses based upon the attainment of certain corporate, financial, or operational measures or objectives for each quarter of the fiscal year. The corporate performance goals and incentive formulas are adopted annually by the compensation committee at the beginning of the year and communicated to each participant.
In February 2025, our compensation committee reviewed the 2025 target bonuses for our named executive officers. The target bonuses, as a percentage of base salary, were chosen based on applicable market data comparisons provided by Compensia and input from our Chief Executive Officer (with respect to our named executive officers other than himself). As such, the target bonus for Mr. Sloat was increased from 75% to 80%, and for Ms. Yamamoto from 75% to 100%. The 2025 target bonuses, which correspond to attainment of 100% of the corporate performance goals, of our named executive officers are reflected below.

Named Executive Officer	2024 Target Bonus % of Base Salary	2025 Target Bonus % of Base Salary
Dennis Woodside	100%	100%
Rathna Girish Mathrubootham (1)	100%	–
Tyler Sloat	75%	80%
Mika Yamamoto	75%	100%(2)
________________
(1)Mr. Mathrubootham transitioned to the Executive Chairman role effective May 1, 2024. After reviewing and comparing his compensation as executive chairman against similar roles at the Company’s 2025 peer group, Mr. Mathrubootham did not receive a 2025 bonus opportunity because it was determined that his 2024 base salary was competitive for an executive chairman total compensation.
(2)Ms. Yamamoto’s target bonus opportunity was changed from 75% to 100% to increase the incentive-based portion of her cash compensation, and to be more aligned with market practice reflective of a sales & marketing executive.
2025 Performance Goals
For 2025, our board of directors determined that the Bonus Plan would provide for payouts of performance-based bonuses on a quarterly basis and set quarterly performance targets. The compensation committee, with input from management, approved Net New ARR and Non-GAAP Operating Margin as the primary performance measures used to determine bonus payments under the Bonus Plan for the 2025 plan year. The performance measures were defined below and weighted as follows: 70% for Net New ARR and 30% for Non-GAAP Operating Margin.
*Net New ARR is an operating measure that we define as bookings less churn and excludes the impact of foreign currency exchange rates and ARR from acquisitions.

*Non-GAAP Operating Margin is a non-GAAP financial measure, which represents the GAAP income (loss) from operations, excluding the impact of stock-based compensation, amortization of acquired intangibles and acquisition related expenses, as a percentage of total revenue.
The compensation committee selected these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between generating revenue and managing our expenses. The Company manages its business based on these measures as it believes Net New ARR is an indicator of future long-term revenue growth and Non-GAAP Operating Margin is an important indicator of our ability to effectively manage operating expenses given our revenue growth.
The Net New ARR company performance multiplier was calculated using interpolation of actual achievement of Net New ARR versus target for such quarter (to determine the applicable attainment range) relative to the payout range in accordance with the following:

Net New ARR Company Performance Multiplier
Performance (% of Target)	Payout (% of Target)
0% < 75%	0%
75% < 85%	50% < 69.9%
85% < 95%	70% < 84.9%
95% < 100%	85% < 99.9%
100% < 105%	100% < 114.9%
105% < 110%	115% < 129.9%
110% < 115%	130% < 139.9%
115% < 120%	140% < 144.9%
120% < 125%	145% < 150%
125% ≤	150%
The Non-GAAP Operating Margin company performance multiplier was calculated based on the company’s actual Non-GAAP Operating Margin attainment relative to the applicable Non-GAAP Operating Margin target for such quarter. The Non-GAAP Operating Margin threshold was 1.5% less than the Non-GAAP Operating margin target for the applicable quarter (“Non-GAAP Operating Margin Threshold”). The Non-GAAP Operating Margin company performance multiplier was either (i) 0% if the Non-GAAP Operating Margin achievement for the applicable quarter was below the Non-GAAP Operating Margin Threshold for such quarter; or (ii) 100% if the Non-GAAP Operating Margin achievement for the applicable quarter was at or above the Non-GAAP Operating Margin Threshold for such quarter.
The target levels for Net New ARR and Non-GAAP Operating Margin are set to reward management performance in light of our strategic objectives and economic conditions at the time. The compensation committee believed such targets would drive the appropriate amount of focus on propelling growth without detracting from our ultimate performance as a whole. Target levels for the 2025 performance goals were set in February 2025 for the full year, with quarterly target levels for each performance metric for the 2025 fiscal year (“FY 25”) as set forth in the table below:

Performance Metrics	Weight	Q1 FY25 Target	Q2 FY25 Target	Q3 FY25 Target	Q4 FY25 Target
Net New ARR	70%	$21.0 million	$26.5 million	$26.8 million	$32.6 million
Non-GAAP Operating Margin	30%	19.4%	14.2%	17.1%	19.2%
In October 2025, the Company’s operating expense spend was well under its planned amounts for the nine-month period ended on September 30, 2025, and management sought to reinvest some of the underspent savings on the Company’s EX business in Q4 FY25. To ensure that the quarterly target level for the Non-GAAP operating margin continued to incentivize employees to drive the business and did not deter management from reinvesting in the Company’s EX business, the compensation committee approved a one-time adjustment to the quarterly target level for the Q4 Non-GAAP Operating Margin from 19.2% to 15.3%. No other changes were made to the 2025 performance goals and the total Net New ARR remained unchanged as reflected in the amended table below:

Performance Metrics	Weight	Q1 FY25 Target	Q2 FY25 Target	Q3 FY25 Target	Q4 FY25 Target
Net New ARR	70%	$21.0 million	$26.5 million	$26.8 million	$32.6 million
Non-GAAP Operating Margin	30%	19.4%	14.2%	17.1%	15.3%
2025 Bonus Payments
In accordance with the payout methodology set forth above, following the completion of each quarter of 2025, the compensation committee assessed achievement of our performance goals for that quarter of the 2025 plan year. The table below indicates whether we attained our target achievement levels for our corporate performance metrics in each quarter of fiscal year 2025.

Performance Metrics	Weight	Q1 FY25 Attainment	Q2 FY25 Attainment	Q3 FY25 Attainment	Q4 FY25 Attainment
Net New ARR	70%	$23.1 million	$29.6 million	$27.8 million	$30.1 million
Non-GAAP Operating Margin	30%	23.6%	21.9%	21.0%	18.7%
The total amount of corporate bonus earned by each named executive officer for 2025 is set forth in the following table:

Named Executive Officer	Aggregate Bonus Earned ($)	Percentage of 2025 Target Variable Pay (%)(1)
Dennis Woodside	$688,698	109.5%
Rathna Girish Mathrubootham(2)	–	–
Tyler Sloat	$438,084	109.5%
Mika Yamamoto	$457,650	109.2%
________________
(1)The 2025 Target Variable Pay reflects the actual target variable pay in effect for each named executive officer for fiscal year 2025, taking into account any annual compensation cycle increases to the named executive officer’s target variable pay that took effect on March 1, 2025.
(2)As noted above, Mr. Mathrubootham did not receive a bonus opportunity in 2025.
Long-Term Equity Incentives
We grant equity incentive awards to directors, employees and certain consultants of our company and our affiliates to enable us to obtain and retain services of these individuals, which we believe is essential to our long-term success.

Individual long-term equity incentive grants are determined by the compensation committee based on a number of factors, including current corporate and individual performance, the retention value of outstanding equity holdings, historical value of prior stock grants, internal equity among executives and market data provided by our independent compensation consultant.
Each year, the compensation committee reviews and considers whether further refinements to our compensation program are needed. We believe that strong long-term corporate performance can be achieved with a compensation program that encourages a multi-year focus by our executive officers through the use of equity compensation, the value of which depends on the achievement of certain Company performance targets. For this reason, and to further align the interests of our executive officers with the interests of our stockholders, effective March 1, 2025, the compensation committee and board of directors approved the grant of a mix of time-based RSUs and PRSUs that could be earned based on financial performance measures to our named executive officers other than Mr. Mathrubootham.
Seventy percent (70%) of the value of each executive’s 2025 annual long-term equity incentive award was granted in the form of time-based RSUs that vest in equal quarterly installments over four years, subject to the recipient’s continued service as of each vesting date. Thirty percent (30%) of the value of each executive’s annual long-term equity incentive award was granted in the form of PRSUs. The number of PRSUs that were earned was based on our achievement of certain revenue and free cash flow targets over the performance period from January 1, 2025 through December 31, 2025 (the “Performance Period”), 70% based on attainment of the revenue performance metric (the “revenue PRSUs”) and 30% based on attainment of the free cash flow performance metric (the “free cash flow PRSUs”), as described in more detail below. Following the compensation committee’s certification of performance achievement against the revenue and free cash flow targets over the Performance Period, one-third of the earned PRSUs vested on March 1, 2026, and the remainder will vest in equal quarterly installments over the subsequent two years, subject to the recipient’s continued service as of each vesting date. The below table sets forth the value and number of RSUs and PRSUs (at target) granted to our named executive officers in 2025 (other than Mr. Mathrubootham, who did not receive any RSUs and PRSUs in 2025):

Named Executive Officer	Approved Value ($)(1)	Annual RSU Award Value (70% of Approved Value) (1)	Annual RSU Award (# of RSUs)	Annual PRSU Award Target Value (30% of Approved Value) (1)	Annual PRSU Award (# of Target PRSUs)
Dennis Woodside	$15,000,000	$10,500,000	586,920	$4,500,000	251,537
Tyler Sloat	$6,250,000	$4,375,000	244,550	$1,875,000	104,807
Mika Yamamoto	$5,100,000	$3,570,000	199,553	$1,530,000	85,522
(1)All awards were granted effective as of March 1, 2025. The dollar values shown in this column are based on the targeted value that was approved by our board of directors and/or compensation committee for each NEO in 2025 and do not necessarily correspond with the accounting grant date fair values reported for such awards in the “Summary Compensation Table” and “Grants of Plan-Based Awards Table.” Consistent with our standard practice, the number of RSUs and target number of PRSUs granted to our NEOs was determined by dividing the applicable approved dollar by the average closing price of our Class A common stock over the 30 consecutive trading days immediately preceding the grant date.
With regards to the 2025 PRSUs, the compensation committee selected these performance measures because it believed that they were appropriate drivers for our business as we believe revenue growth and liquidity are important financial measures for the long-term growth of the Company.
We define free cash flow as net cash provided by (used in) operating activities, less purchases of property and equipment, and capitalized internal-use software costs. We believe that free cash flow is a useful indicator of liquidity as it measures our ability to generate cash from our core operations after purchases of property and equipment. Free cash flow is a measure to determine, among other things, cash available for strategic initiatives, including further investments in our business and potential acquisitions of businesses.

The number of revenue PRSUs and the number of free cash flow PRSUs earned was based on the level of achievement with linear interpolation used to calculate the payout between the specified levels of performance in accordance with the below tables. Performance below the minimum attainment (92% of target for revenue, and 70% of target for free cash flow) results in no payout. Performance above the maximum attainment (125% of target for revenue, and 112% of target for free cash flow) results in no additional payout above 200% of target for revenue and 112% of target for free cash flow.

Revenue PRSUs		Free Cash Flow PRSUs
Performance (% of Target)	Payout (% of Target)	Performance (% of Target)	Payout (% of Target)
0% < 92%	0%	0% < 70%	0%
92% < 96%	75% < 85%	70% < 100%	60% < 100%
96% < 100%	85% < 100%	100% < 102%	100% < 102%
100% < 104%	100% < 115%	102% < 105%	102% < 105%
104% < 108%	115% < 130%	105% < 107%	105% < 107%
108% < 113%	130% < 145%	107% < 110%	107% < 110%
113% < 117%	145% < 160%	110% < 112%	110% < 112%
117% < 121%	160% < 180%	112%+	112%
121% < 125%	180.0% < 200%
125% ≤	200%
Target levels for the 2025 PRSUs were set in February 2025, as shown forth in the table below. The target levels for revenue and free cash flow were set to reward management performance to drive revenue growth and liquidity in light of our strategic objectives and economic conditions at the time. The results of the achievement of each metric were then weighted at levels predetermined by our board of directors. The following chart sets forth the 2025 PRSU payout percentage based on the achievement level and weighting of each performance metric:

Performance Metrics	Target ($ in millions)	Attainment ($ in millions)	Interpolated Achievement (% of Target)	Weight (%)	Weighted PRSU Payout (%)
Revenue	$823.1	$838.8	107.2%	70%	105.4%
Free Cash Flow	$220.4	$223.1	101.2%	30%

The following table sets forth the minimum, target, maximum and actual number of PRSUs earned based on performance, one-third of which vested upon compensation committee certification of performance and the remainder of which remain subject to continued time-based vesting as described above:

2025 PRSUs (# of Shares)[1]

Named Executive Officer	Minimum (70.5% of Target)	Target (100%)	Maximum (173.6% of Target)	Actual # of PRSUs Earned(1) (105.4% of Target)
Dennis Woodside	177,333	251,537	436,668	265,119
Tyler Sloat	73,888	104,807	181,944	110,466
Mika Yamamoto	60,293	85,522	148,466	90,140
(1)The number of PRSUs earned under each PRSU award is calculated by multiplying the target number of PRSUs by the total payout percentage of 105.4%, rounded down to the nearest whole share.
Certain 2026 Compensation Decisions
In December 2025, the compensation committee approved annual refresh equity awards to be granted effective January 2, 2026 to Messrs. Woodside and Sloat in the form of RSUs and PRSUs. To further reinforce the importance of aligning pay with company performance, the compensation committee determined to increase the PRSU component to 40% of the overall equity grant value, as compared to 30% in 2025 and decrease the RSU component to 60% of the overall grant value, as compared to 70% in 2025.
Other Features of Our Compensation Program
Employment Offer Letters
We entered into offer letters with each of our current named executive officers setting forth the terms and conditions of employment. These agreements provide for “at will” employment with the Company and certain change of control and severance terms. See below under the heading, “Executive Compensation—Employment Arrangements” for more information.
Severance and Change in Control Benefits
Each of our current named executive officers is eligible for certain single and double-trigger severance benefits pursuant to their employee offer letters as described under “—Potential Payments upon Termination or Change in Control” below.
The compensation committee believes that the limited severance benefits granted to our named executive officers upon a termination without cause is a competitive market feature to attract and retain high caliber executive officers because it allows our executives to receive value in the event of certain terminations of employment that are beyond their control and to aid in orderly transitions. The compensation committee also believes that the double-trigger structure of our change in control severance benefits avoids an unintended windfall to executives in the event of a friendly change in control, but still provides them appropriate incentives to remain an employee in good standing during periods surrounding a change in control transaction in which they believe they could lose their jobs.
Inducement Plan
In August 2022, the compensation committee adopted an inducement plan (the “Inducement Plan”) pursuant to which the Company reserved 10,000,000 shares of Class A common stock to be used exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Company, as an inducement material to the individual’s entry into employment with the Company within the meaning of Rule 5635(c)(4) of the Nasdaq Marketplace Rules. The Inducement Plan provides for the grant of equity-based awards in the form of nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, performance awards, and other awards. The Inducement Plan was adopted by the Company without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Marketplace Rules.
401(k) Plan
Our named executive officers are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (“Roth”) basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “Code”). The Company began matching employee contributions to the 401(k) plan up to a $1,000 annual limit in 2025. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Employee Benefit Plans
Our named executive officers are eligible to participate in all of our employee benefit plans, such as the 401(k) plan (see the section above titled “401(k) Plan”), medical, dental, vision, disability, life, and accidental death and dismemberment insurance, in each case on the same basis as other employees. We do not currently have qualified or nonqualified defined benefit plans or deferred compensation plans, nor do we offer pension or other retirement benefits, other than our 401(k) plan. Our compensation committee may elect to adopt such plans in the future if it determines that doing so is in our best interests.
Perquisites
We typically do not, but may, from time to time, offer perquisites or personal benefits to our named executive officers, as the compensation committee determines appropriate to assist such individuals to commence employment with us.
Other Compensation Policies and Practices
Compensation Recovery (“Clawback”) Policy
In October 2023, we adopted an incentive compensation recoupment, or “clawback,” policy in connection with the SEC’s adoption of final guidance regarding the clawback rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under our clawback policy, if we are required to prepare an accounting restatement for any fiscal quarter or year due to our material noncompliance with any financial reporting requirement under federal securities laws, we must seek recoupment of the full amount of the incentive compensation that was granted, vested or paid during the 36-month period preceding the restatement obligation (“Lookback Period”) from current executive officers or former executive officers who received incentive compensation during the Lookback Period.
Stock Ownership Guidelines
In December 2024, we adopted stock ownership guidelines for the members of the board of directors and our named executive officers (“Covered Individuals”). The non-employee directors are required to own shares of our Class A common stock with a value equal to four times their annual cash retainer fee. Our Chief Executive Officer and Executive Chairman are each required to own shares of our Class A common stock with a value equal to five times their base salary, and other named executive officers are required to own shares of our Class A common stock with a value equal to three times their base salary. The guidelines must be achieved by each Covered Individual by the end of the calendar year in which the fifth anniversary of the later of (1) December 1, 2024 and (2) the date the individual became a Covered Individual occurs.
For purposes of these stock ownership guidelines, shares deemed to be owned include shares owned directly by the Covered Individual and shares owned by his or her immediate family members, shares held in trust for the benefit of the Covered Individual or for the benefit of a family member of such Covered Individual, shares owed by an entity for which the Covered Individual serves as a partner or is otherwise materially affiliated with, if such entity beneficially owns 5% or more of the outstanding shares of the Company, vested shares under any deferred compensation plan, vested and unvested time-based restricted stock units, and vested performance-based vesting equity awards. Each of the Covered Individuals was in compliance with the stock ownership guidelines as of December 31, 2025, having acquired the required number of shares or having more time to do so per the terms of our stock ownership guidelines.
Hedging and Pledging of Securities
We believe it is improper and inappropriate for any person associated with Freshworks to engage in short-term or speculative transactions involving the Company's securities. Our directors, officers and employees are, therefore, prohibited from engaging in short sales and buying or selling puts, calls, options or other derivative securities of the Company.
Our Insider Trading Policy also prohibits our directors, officers and employees from engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company's equity securities, whether they are granted to such individual by the Company as part of such person's compensation or otherwise held, directly or indirectly, by such individual.
In addition, we prohibit our executive officers, all other employees and the non-employee members of our board of directors from purchasing or holding our common stock in a margin account. We also prohibit pledging our common stock as collateral for a loan.
Risk Assessment Concerning Compensation Practices and Policies
Our compensation committee, with the assistance of Compensia, regularly reviews our compensation program, including philosophy, policies and practices to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies and practices, our compensation committee has determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
Disclosure of Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
Our board of directors has established six grant dates for purposes of granting awards under our 2021 Plan (each an “Established Grant Date”). It is our policy not to purposely accelerate or delay the public release of material information in consideration of a pending equity grant to allow the grantee to benefit from a more favorable stock price. Awards granted to Section 16 persons are subject to approval by our compensation committee (or board of directors in the case of the Chief Executive Officer and President and the Executive Chairman) and, unless otherwise determined by our board of directors or compensation committee, would be granted on the next available Established Grant Date after the applicable compensation committee or board approval (with vesting commencement to be the same day as the Established Grant Date). While we have granted stock options to employees, including some of our named executive officers, in the past, we do not currently grant stock options, stock appreciation rights, or similar instruments with option-like features and have no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K.
Tax and Accounting Considerations
As a general matter, the compensation committee reviews and considers the various tax and accounting implications of compensation programs we utilize.
Code Section 162(m)
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible.
Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).

Code Section 409A
Section 409A of the Code (“Section 409A”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.
Code Section 280G
Section 280G of the Code (“Section 280G”) disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long- term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers, the compensation committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G. However, the compensation committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Grants of RSUs under our equity incentive award plans are accounted for under ASC Topic 718. The compensation committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity award programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report*
The compensation committee has reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Respectfully submitted by the members of the compensation committee of the board of directors:
Sameer Gandhi (Chair)
Johanna Flower
Randy Gottfried
Barry Padgett
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table
The following table presents all of the compensation awarded to or earned by or paid to our named executive officers during the fiscal years ended December 31, 2023, December 31, 2024, and December 31, 2025, except as otherwise noted.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Dennis Woodside	2025	629,167		14,304,076	688,698	1,540	15,623,481
Chief Executive Officer and President	2024	537,500	—	14,176,631	308,125	540	15,022,796
	2023	500,000	—	—	461,644	540	962,184
Rathna Girish Mathrubootham	2025	552,273		—	—	1,495	553,768
Former Executive Chairman	2024	575,000	—	17,957,066	326,375	540	18,858,981
	2023	500,000	—	—	461,644	540	962,184
Tyler Sloat	2025	505,000		5,960,030	438,084	1,540	6,904,654
Chief Operating Officer and Chief Financial Officer	2024	465,000	—	9,451,087	193,678	540	10,110,305
	2023	420,000	—	4,599,993	265,191	540	5,285,723
Mika Yamamoto	2025	436,667		4,863,380	457,650	1,540	5,759,237
Former Chief Customer and Marketing Officer	2024	420,000	—	3,307,870	172,958	540	3,901,368
	2023	49,318	—	7,999,988	28,307	219	8,077,831
________________
(1)The amounts disclosed for fiscal 2025 represent the aggregate grant date fair value of the restricted stock units and stock options granted to our named executive officers during the relevant fiscal years under our 2021 Plan, computed in accordance with FASB ASC 718. The assumptions used in calculating the grant date fair value of the equity awards are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These amounts do not reflect the actual economic value that will be realized by the named executive officers upon the vesting of the restricted stock units or performance-based restricted stock units, as applicable, or the sale of any common stock underlying such restricted stock units or performance-based restricted stock units. Because the named executive officers' 2025 performance-based restricted stock unit awards are subject to certain revenue and free cash flow targets, the amounts reported in the Stock Awards column for such awards assume the probable outcome of the performance conditions at the grant date based on target level performance and the grant date fair value disclosed was based upon the closing price of our Class A common stock on the date of grant. As a result, the amount disclosed does not necessarily correspond to the actual value that may be recognized by the named executive officer. The value of each named executive officer's performance-based restricted stock unit award on the grant date assuming the highest level of performance conditions will be achieved was: $7,449,556, with respect to Mr. Woodside; $3,103,965, with respect to Mr. Sloat; and $2,532,830, with respect to Ms. Yamamoto, which is based on maximum vesting of the award multiplied by the closing price of our Class A common stock on the grant date. For additional information regarding the specific terms of the named executive officers' performance-based restricted stock unit awards, see the section entitled “Compensation Discussion and Analysis— Elements of Our 2025 Executive Compensation Program—Long-Term Equity Incentives” above.

(2)The amounts disclosed for fiscal 2025 represent the bonus amounts earned by applicable named executive officers under our cash incentive bonus plan in 2025.
(3)Represents life insurance premiums and 401(k) matching contributions paid on behalf of the named executive officers.
Grants of Plan-Based Awards in 2025

Name	Type of Award	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dennis Woodside	Cash Bonus			220,208	629,167	849,375
	RSUs	March 1, 2025	February 13, 2025							586,920	10,012,855
	PRSUs	March 1, 2025	February 13, 2025				177,333	251,537	436,668		4,291,221
Rathna Girish Mathrubootham	Cash Bonus	—	—	—	—	—
	RSUs	—	—				—	—	—	—	—
	PRSUs	—	—				—	—	—		—
Tyler Sloat	Cash Bonus			140,000	400,000	540,000
	RSUs	March 1, 2025	February 13, 2025							244,550	4,172,023
	PRSUs	March 1, 2025	February 13, 2025				73,888	104,807	181,944		1,788,007
Mika Yamamoto	Cash Bonus			146,708	419,167	565,875
	RSUs	March 1, 2025	February 13, 2025							199,553	3,404,374
	PRSUs	March 1, 2025	February 13, 2025				60,293	85,522	148,466		1,459,005
________________
(1)Represents annual cash bonus target opportunity pursuant to our annual discretionary cash performance-based bonus program, the terms of which are summarized under “Compensation Discussion and Analysis—Elements of Our 2025 Executive Compensation Program” above and do not represent actual compensation earned by our named executive officers for the year ended December 31, 2025. The amount shown in the “Threshold” column represents 35% of the target cash bonus opportunity and the amount shown in the “Maximum” column represents 135% of the target cash bonus opportunity. For the actual amounts paid to each of the other named executive officers, see the “Summary Compensation Table” above and the applicable footnotes.
(2)Shares reported represent awards of RSUs granted pursuant to our 2021 Plan. Each award is subject to performance-based and/or service-based vesting criteria described in the footnotes to the table below titled “Outstanding Equity Awards as of December 31, 2025,” except as otherwise indicated in the footnotes to this table.
(3)The amounts disclosed represent the aggregate grant date fair value of the RSUs and PRSUs granted under our 2021 Plan computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the RSUs and PRSUs are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. This amount does not reflect the actual economic value that may be realized by each named executive officer. Furthermore, because the named executive officers' 2025 PRSU awards are subject to certain revenue and free cash flow targets, the amounts reported in this column for the PRSUs assume the probable outcome of the performance conditions at the grant date based on target level performance and the grant date fair value disclosed was based upon the closing price of our Class A common stock on the date of grant. As a result, the amount disclosed does not necessarily correspond to the actual value that may be recognized by the named executive officer.

Outstanding Equity Awards as of December 31, 2025
The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2025.

Name	Grant Date	Vesting Commencement Date	Option Awards(1)				Stock Awards(1)
			Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Dennis Woodside	September 1, 2022(4)	September 1, 2022	1,475,483	340,497	13.61	August 31, 2032	—	—	—	—
	September 1, 2022(5)	September 1, 2022	—	—	—	—	324,844	3,979,339	—	—
	March 1, 2024(6)	March 1, 2024					275,521	3,375,132
	March 1, 2025(6)	March 1, 2025					476,873	5,841,694
	March 1, 2024(9)	March 1, 2024	—	—	—	—	89,479	1,096,118
	March 1, 2025	March 1, 2025							251,537	3,081,328
Rathna Girish Mathrubootham
Tyler Sloat	May 1, 2022(6)	May 1, 2022	—	—	—	—	27,518	337,096	—	—
	May 1, 2022(7)	May 1, 2022	—	—	—	—	13,758	168,536	—	—
	May 1, 2023(6)	May 1, 2023	—	—	—	—	129,895	1,591,214	—	—
	March 1, 2024(6)	March 1, 2024	—	—	—	—	110,209	1,350,060	—	—
	March 1, 2024(8)	March 1, 2024					23,325	285,731
	March 1, 2025(6)	March 1, 2025					198,697	2,434,038
	March 1, 2024(9)	March 1, 2024					35,792	438,452
	March 1, 2025	March 1, 2025							104,807	1,283,886
Mika Yamamoto	March 1, 2024(6)	March 1, 2024					64,289	787,540
	March 1, 2025(6)	March 1, 2025					162,137	1,986,178
	March 1, 2024(9)	March 1, 2024					20,878	255,756
	March 1, 2025	March 1, 2025							85,522	1,047,645
________________
(1)All of the equity awards listed in this table were granted under our 2011 Plan, our 2021 Plan, or our Inducement Plan.
(2)The market value of unvested RSUs and unearned PRSUs is based on the $12.25 closing price of our Class A common stock on December 31, 2025, as reported by Nasdaq.
(3)Represents number of PRSUs granted in March 2025 that were earned based on our achievement of certain revenue and free cash flow targets over the one-year performance period beginning January 1, 2025 and ending December 31, 2025, 70% based on attainment of the revenue performance metric and 30% based on attainment of the free cash flow performance metric, as described in more detail in the section entitled “Compensation Discussion and Analysis— Elements of Our 2025 Executive Compensation Program—Long-Term Equity Incentives” above. One third of the PRSUs earned based on performance vested on March 1, 2026, following the compensation committee’s certification of the achievement of the revenue and free cash flow targets, and the remainder will vest in equal quarterly installments over the subsequent two years, subject to the recipient’s continued service as of each vesting date.

(4)1/4th of the shares subject to the option grant vests on the first anniversary of the vesting commencement date, and the remaining shares will vest in equal quarterly installments thereafter, subject to Mr. Woodside’s continued service with us as of each such date. The per share exercise price of the options is equal to the closing price of one share of our Class A common stock on August 31, 2022.
(5)1/4th of the shares subject to the RSU award vest on the first anniversary of the vesting commencement date, and the remaining shares will vest in equal quarterly installments thereafter, subject to the executive officer’s continued service with us as of each such date.
(6)The shares subject to the RSU award will vest in equal quarterly installments over four years, subject to the executive officer’s continued service with us as of each such date.
(7)The shares subject to the RSU award will vest in equal annual installments over four years, subject to the executive officer’s continued service with us as of each such date.
(8)The shares subject to the RSU award will vest in equal quarterly installments over two years, subject to the executive officer’s continued service with us as of each such date.
(9)Represents PRSUs earned based on our achievement in 2024. One third of the PRSUs earned vested on the first of the month following our compensation committee’s certification of the achievement of the revenue and free cash flow targets over the one-year performance period beginning January 1, 2024 and ending December 31, 2024, and the remainder vested or will vest in equal quarterly installments over the subsequent two years, subject to the recipient’s continued service as of each vesting date.
Option Exercises and Stock Vested in 2025

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Dennis Woodside	—	—	790,895	11,443,791
Rathna Girish Mathrubootham	—	—	1,063,782	15,363,674
Tyler Sloat	—	—	393,630	5,662,538
Mika Yamamoto	—	—	283,807	4,090,509
________________
(1)The value realized on vesting is determined by multiplying the number of vested RSUs by the closing price of our Class A common stock on the vesting date. The value realized on vesting does not reflect the actual value received by each named executive officer because a portion of the shares reflected in the table above were withheld by us to satisfy the named executive officer’s tax withholding obligations.
Employment Arrangements
In August 2021, we entered into confirmatory offer letter agreements setting forth the terms and conditions of employment for Messrs. Mathrubootham and Sloat. In August 2022 and in November 2023, we entered into offer letter agreements with Mr. Woodside and Ms. Yamamoto, respectively, upon each of their hiring setting forth the terms and conditions of his or her employment. These agreements provide for at-will employment and include the change of control and severance terms described in the table under “—Potential Payments Upon Termination or

Change in Control” below. Each of our named executive officers has executed our standard form of confidential information and inventions assignment agreement.
Potential Payments upon Termination or Change in Control

Name	Termination Without Cause or Resignation for Good Reason without a Change of Control:		Termination without Cause with a Change of Control:		Resignation for Good Reason with a Change of Control:
	Equity Acceleration(1) ($)	Cash Severance ($)	Equity Acceleration(1) ($)	Cash Severance ($)	Equity Acceleration(1) ($)	Cash Severance ($)
Dennis Woodside	6,095,453(2)	1,290,000 (2)	17,545,442	1,935,000(3)	17,545,442	1,935,000(3)
Rathna Girish Mathrubootham	(4)	(4)	(4)	(4)	(4)	(4)
Tyler Sloat	2,736,332(5)	663,000(5)	7,960,503(6)	918,000(6)	4,342,980(7)	459,000(7)
Mika Yamamoto	2,215,302(8)	235,000(8)	(9)	(9)	(9)	(9)
________________
(1)Represents acceleration of any unvested PRSUs held by the NEO as of December 31, 2025, assuming a 105.4% payout percentage, based on the Company’s actual revenue and free cash flow from January 1, 2025 through December 31, 2025. The value of stock option, RSU award, and PRSU award vesting acceleration is based on the closing price of $12.25 per share of our Class A common stock as of December 31, 2025, minus, in the case of stock options, the exercise price of the unvested stock options subject to acceleration.
(2)Pursuant to Mr. Woodside’s offer letter agreement, in the event that Mr. Woodside’s employment is terminated, other than during the period commencing three months prior to or ending 12 months following the effective date of a “change in control” (change in control period), by us without “cause” or by Mr. Woodside for “good reason” (each, as defined in Mr. Woodside’s offer letter agreement), and subject to their delivery to us of a general release of claims in a form acceptable to us, he will be entitled to continued payment of his base salary for 12 months after termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to 12 months following termination date, an amount equal to a pro-rata portion of his target annual performance bonus for the year in which his termination date occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Woodside as of his termination date as to the number of shares that would have vested during the six-month period following their termination date.
(3)In the event that Mr. Woodside’s employment is terminated by us without cause or by Mr. Woodside for good reason, in either case, during the change in control period, and subject to his delivery to us of a general release of claims in a form acceptable to us, Mr. Woodside will be entitled to continued payment of his base salary for 18 months after termination, payment of the cost of COBRA continuation coverage under our group health plans for up to 18 months following termination, an amount equal to 150% of their target annual performance bonus for the year in which his termination occurs, and accelerated vesting of all time-based requirements for equity awards held by Mr. Woodside as of his termination date.
(4)Effective December 1, 2025, Mr. Mathrubootham retired from his Executive Chairman role (in addition to his roles as a Class III member of the Company’s Board of Directors and Chairman of the Board). No payment was triggered by Mr. Mathrubootham’s separation from the Company.
(5)Pursuant to Mr. Sloat’s offer letter agreement, in the event that Mr. Sloat’s employment is terminated, other than during a change in control period, by us without “cause” (as defined in Mr. Sloat’s offer letter agreement), and subject to their delivery to us of a general release of claims in a form acceptable to us, he will be entitled to continued payment of his base salary for six months after his termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to six months following his termination date, an amount equal to a pro rata portion of his target annual performance bonus for the year in which his termination date occurs (which has been calculated at 100% since the pro rata portion is not determinable), and accelerated vesting of time-based requirements for equity awards held by Mr. Sloat as of his termination date as to the number of shares that would have vested during the six-month period following his termination date.
(6)In the event that Mr. Sloat’s employment is terminated by us without cause during the change in control period, and subject to his delivery to us of a general release of claims in a form acceptable to us, he will be entitled to continued payment of his base salary for 12 months after his termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to 12 months following his termination date, an amount equal to 100% of their target annual performance bonus for the year in which his termination occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Sloat as of his termination date.
(7)In the event that Mr. Sloat’s employment is terminated by Mr. Sloat for “good reason” (as defined in his offer letter agreement) during the change in control period, and subject to his delivery to us of a general release of claims in a form acceptable to us, he will be entitled to continued payment of his base salary for six months after his termination date, payment of the cost of COBRA continuation coverage under our group health plans for up to six months following his termination date, an amount equal to 50% of his target annual performance bonus for the year in which his termination date occurs, and accelerated vesting of time-based requirements for equity awards held by Mr. Sloat as of his termination date as to the number of shares that would have vested during the 12-month period following his termination date.

(8)Represents the amount that Ms. Yamamoto became entitled to receive in connection with her termination on April 2, 2026, which included six months of her base salary, the cost of COBRA continuation coverage under our group health plans for up to six months, and an amount equal to the pro-rata portion of her target annual performance bonus for 2026. Ms. Yamamoto also received accelerated vesting of time-based requirements for equity awards held as of her termination date as to the number of shares that would have vested during the six-month period following her termination date.
(9)Ms. Yamamoto left her position as Chief Integrated Customer Growth Officer, effective March 2, 2026, and no payments will be triggered under these termination scenarios.
Each of our current named executive officers’ respective offer letter agreements also provide that if any benefits payable to them thereunder or otherwise would constitute “parachute payments” within the meaning of Section 280G, then such benefits will be reduced if such reduction will provide such named executive officer with a greater net after-tax benefit than would no reduction.
Chief Executive Officer Pay Ratio
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are required to provide to our stockholders specified disclosure regarding the relationship of the total compensation of Mr. Woodside, our current Chief Executive Officer (“CEO”) as of our employee population determination date of December 31, 2025, to the total compensation to the total compensation of our median employee, referred to as “pay-ratio” disclosure.
For fiscal year 2025, the median of the annual total compensation of all of our employees (other than the current CEO) was $44,111 and the annual total compensation of the current CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $15,623,481. Based on this information, the ratio of the annual total compensation of the current CEO to the median of the annual total compensation of our other employees was approximately 354 to 1.
The pay ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance and is based on our internal records and the methodology described below. The SEC rules provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as the SEC has explained, in considering the pay-ratio disclosure, stockholders should keep in mind that the SEC rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay-ratio disclosures. Accordingly, the pay ratio and related disclosure reported by other companies may not be comparable to the pay ratio and related disclosure provided herein.
Methodology Used to Identify Median Employee
We identified the employee with annual total compensation at the median of the compensation of all of our employees (median employee) by considering our employee population as of December 31, 2025 (employee population determination date). We considered all individuals, excluding our current CEO, who were employed by us (including our consolidated subsidiaries) on the employee population determination date, whether employed in the United States or outside the United States, or on a full-time, part-time, or temporary basis, including employees on a leave of absence (such group of employees, our employee population). Contractors, including, but not limited to, contractors employed by professional employer organizations, were not included in our employee population. We determined that, as of December 31, 2025, our employee population consisted of approximately 4,500 individuals (not including the current CEO) of which approximately 12.9% were located in the United States and approximately 87.1% were located in jurisdictions outside the United States.
Compensation for purposes of identifying the median employee included the following: (1) annual base salary, target annual bonus, and target annual commissions, each as in effect as of December 31, 2025; (2) for non-salaried employees, hourly rate as in effect as of December 31, 2025 annualized for a full year; and (3) the value, based on the closing price of our Class A common stock on the date of grant, of equity awards granted to our employee population during fiscal year 2025, which reflects all new hire, off-cycle and “refresh” equity awards granted to our employee population during the fiscal year. For members of the employee population who were paid other than in U.S. dollars, we converted their compensation to U.S. dollars using foreign exchange rates in effect as of December 31, 2025 as provided in our system of record for compensation information. We did not make any cost-of-living adjustments for employees outside of the United States. We believe our methodology represents a consistently applied compensation measure because it strikes a balance in terms of administrative burden while consistently treating all the primary compensation components for our worldwide workforce and capturing a full year of each of such primary compensation components.
Using this approach, we determined the median employee of our employee population. After identifying the median employee based on the methodology above, we calculated the annual total compensation for such median employee using the same methodology we used to calculate the amount reported for our named executive officers in the “Total” column of the Summary Compensation Table included in this Proxy Statement.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our named executive officers (“NEOs”) and certain financial performance of the Company. For further information concerning our variable pay-for-performance philosophy and how we align executive compensation with our performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for PEO (Woodside) (1)	Summary Compensation Table Total for PEO (Mathrubootham) (1)	Compensation Actually Paid to PEO (Woodside)(2)	Compensation Actually Paid to PEO (Mathrubootham)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:			Net Income (Loss) (millions)(7)	Non- GAAP Operating Margin(8)
							Total Shareholder Return(5)	Peer Group Total Shareholder Return - S&P 500 IT(6)	Peer Group Total Shareholder Return - S&P 500 System Software(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
2025	15,623,481	-	8,297,324	-	4,405,886	(563,621)	$26	$209	$107	$183.7	21.2%
2024	$15,022,796	$18,858,981	$(11,587,888)	$(61,331,403)	$6,702,542	$(3,818,037)	$34	$170	$108	$(95.4)	13.8%
2023	—	$962,184	—	$47,094,192	$4,681,721	$11,981,880	$49	$125	$86	$(137.4)	7.5%
2022	—	$516,611	—	$(96,749,821)	$11,446,469	$(1,829,320)	$31	$80	$62	$(232.1)	(4.5)%
2021	—	$234,027,721	—	$241,534,679	$12,247,122	$27,731,839	$55	$113	$94	$(192.0)	(4.9)%
________________
(1)The dollar amounts reported in column (c) are the amounts of total compensation reported for our principal executive officer(s) (“PEO”) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Summary Compensation Table.” Mr. Mathrubootham served as our PEO from 2010 until May 2024. Mr. Woodside has served as our PEO since May 1, 2024. For purposes of this table, Mr. Woodside was a Non-PEO NEO (as defined in footnote 4 below) in 2022 and 2023 and Mr. Mathrubootham was a Non-PEO NEO in 2025.
(2)The dollar amounts reported in column (e) represent the amount of “compensation actually paid” to our PEO(s), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO(s) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Woodside’s total compensation for 2025 to determine the compensation actually paid:

PEO	Year	Reported Summary Compensation Table Total for PEO	Deductions: Value of Equity Awards Reported in Summary Compensation Table(a)	Additions: Value of Stock and Option Awards calculated in accordance with SEC methodology for determining Compensation Actually Paid(b)(c)	Compensation Actually Paid to PEO
Woodside	2025	$15,623,481	$(14,304,076)	$6,977,919	$8,297,324
a.The grant date fair value of equity awards represents the total of the amount reported in the “Stock Awards” column in the Summary Compensation Table for 2025.

b.For purposes of the adjustments to determine “compensation actually paid,” we computed the fair value of equity awards as of each measurement date using valuation assumptions and methodology (including volatility, dividend yield and risk-free interest rates) that are consistent with those used to estimate fair value at grant under U.S. GAAP.
The valuation assumptions used to calculate Mr. Woodside’s option award fair values are as follows:
•risk-free rates of 3.59% - 4.01% for the pay-versus-performance valuation versus 4.53% for the prior year valuation and 3.37% for grant-date valuation;
•the expected option term estimates of 3.5 - 4.2 years for the pay-versus-performance valuation versus 4.3 years for the prior year valuation and 6.1 years for the grant date valuation;
•stock price volatility of 50% - 60% for the pay-versus-performance valuation versus 65% for the prior year grant date valuations;
•the stock price on the valuation date of $11.85 – $16,33 for the pay-versus-performance valuation versus $16.36 for the prior year valuation and $13.38 for grant date valuation; and
•dividend yield of 0% for the pay-versus-performance, prior year, and grant date valuations.
c.The equity award adjustments for 2025 include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in 2025 that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of 2025 (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of 2025; (iii) for awards that are granted and vest in 2025, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in 2025, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during 2025, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in 2025 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for 2025. The amounts deducted or added in calculating the equity award adjustments are as follows:

PEO	Year	Year End Fair Value of Equity Awards Granted in Year	Change in Fair Value of Prior Year Awards Unvested at Year End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value from Prior Year End to Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Equity Award Value Included in Compensation Actually Paid
Woodside	2025	$8,923,023	$1,353,390	$1,488,936	$(4,787,429)	—	—	$6,977,919

(3) The dollar amounts reported in column (f) represent the average of the amounts reported for our non-PEO NEOs as a group (excluding Mr. Mathrubootham with respect to 2021, 2022 and 2023, excluding Messrs. Mathrubootham and Woodside with respect to 2024, and excluding Mr. Mathrubootham with respect to 2025) (our “Non-PEO NEOs”) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025, Rathna Girish Mathrubootham, Tyler Sloat and Mika Yamamoto; (ii) for 2024, Tyler Sloat, Mika Yamamoto, and Srinivasagopalan Ramamurthy; (iii) for 2023, Dennis Woodside, Tyler Sloat, Srinivasagopalan Ramamurthy, Mika Yamamoto, Stacey Epstein, and Pradeep Rathinam; (iv) for 2022, Dennis Woodside, Tyler Sloat, Stacey Epstein, Srinivasagopalan Ramamurthy and José Morales; and (v) for 2021, Stacey Epstein and Srinivasagopalan Ramamurthy.

(4)The dollar amounts reported in column (g) represent the average amount of “compensation actually paid” to the Non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-PEO NEOs as a group for each year to determine the compensation actually paid, using the same methodology described above in footnote 3:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Deductions: Average Value of Equity Awards Reported in Summary Compensation Table	Additions: Average Value of Stock and Option Awards calculated in accordance with SEC methodology for determining Compensation Actually Paid (a)(b)	Average Compensation Actually Paid to Non-PEO NEOs
2025	$4,405,886	$(3,607,803)	$(1,361,704)	$(563,621)

a.For purposes of the adjustments to determine “compensation actually paid,” we computed the fair value of equity awards as of each measurement date using valuation assumptions and methodology that are consistent with those used to estimate fair value at grant under U.S. GAAP.
b.The amounts deducted or added in calculating the total average equity award adjustments are shown in the table below.

Year	Average Year End Fair Value of Equity Awards Granted in Year	Average Change in Fair Value of Prior Year Equity Awards Unvested at Year End	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Change in Fair Value from Prior Year End to Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Equity Award Value Included in Compensation Actually Paid
2025	$2,250,582	$(556,201)	$375,543	$(939,653)	(2,491,975)	—	$(1,361,704)
(5)Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period. For purposes of the Company’s 2021 cumulative TSR, the measurement period begins on the date that the Company became a reporting company in 2021.
(6)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P 500 Systems Software. The Company transitioned from the S&P 500 Information Technology Sector to the S&P 500 Systems Software index to provide a more precise benchmark against companies with similar SaaS-based business models and enterprise software cycles. This shift minimizes the impact of externalities from unrelated industries like hardware and semiconductors.
(7)The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for the applicable year.
(8)Non-GAAP Operating Margin is a non-GAAP financial measure, which represents the GAAP income (loss) from operations, excluding the impact of stock-based compensation, amortization of acquired intangibles and acquisition related expenses, as a percentage of total revenue.
Performance Measures
As described in greater detail above in the “Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. The metrics that we use for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our named executive officers to increase the value of our enterprise for our stockholders. The performance measures (financial and non-financial) used by us to link executive compensation actually paid to our named executive officers, for the most recently completed fiscal year, to our performance are as follows:
•Non-GAAP Operating Margin;
•Net New ARR;
•Revenue; and
•Free Cash Flow (as defined in “Compensation Discussion and Analysis—Elements of Our Executive Compensation Program—Long-Term Equity Incentives”).
Relationship Disclosure
In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Relationship Between Compensation Actually Paid, Freshworks Cumulative TSR and Peer Group Cumulative TSR
The following graph sets forth the relationship between compensation actually paid to our PEO(s) for the applicable year, the average compensation actually paid to our Non-PEO NEOs for the applicable year, and the Company’s cumulative TSR and cumulative TSR of the S&P 500 Information Technology Sector peer group over the five most recently completed fiscal years.

Relationship Between Compensation Actually Paid and Net Income (Loss)
The following graph sets forth the relationship between compensation actually paid to our PEO(s) for the applicable year, the average of compensation actually paid to our Non-PEO NEOs for the applicable year, and the Company’s net income (loss) over the five most recently completed fiscal years.

Relationship Between Compensation Actually Paid and Non-GAAP Operating Margin
The following graph sets forth the relationship between compensation actually paid to our PEO(s) for the applicable year, the average of compensation actually paid to our Non-PEO NEOs for the applicable year, and the Company’s Non-GAAP Operating Margin over the five most recently completed fiscal years.

All information provided above under the “Pay Versus Performance Table” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2025.

Plan Category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	Class A(1)	22,157,568 (2)	$4.00(3)	105,116,584 (4)(5)
	Class B(6)	8,520	$0.40(3)	—
Equity compensation plans not approved by security holders	Class A(7)	2,101,624	$13.61(3)	6,958,241
Total:	Class A and Class B	24,267,712		112,074,825
________________
(1)Includes our 2011 Plan, our 2021 Plan, and our 2021 Employee Stock Purchase Plan (“ESPP”).
(2)Includes our 2021 Plan.
(3)The weighted-average exercise price excludes any outstanding RSUs, which have no exercise price.
(4)Includes 89,695,891 shares available for issuance under our 2021 Plan and 15,420,693 shares available for issuance under our ESPP. This number does not include future rights to purchase Class A common stock under our ESPP, which depend on a number of factors described in our ESPP and will not be determined until the end of the applicable purchase period. Stock options, RSUs, or other stock awards granted under the 2011 Plan that are forfeited, terminated, expired, or repurchased become available for issuance under the 2021 Plan.
(5)The 2021 Plan provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1st of each fiscal year for a period of up to ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to (i) 5% of the total number of shares of Class A and Class B common stock outstanding on December 31st of the preceding fiscal year, or (ii) a lesser number of shares determined by our board of directors prior to January 1st of a given fiscal year. In addition, our ESPP provides that the total number of shares reserved for issuance thereunder will automatically increase on January 1st each year, starting on January 1, 2022 and continuing through and including January 1, 2031, by the lesser of (a) one percent (1%) of the total number of shares of Class A and Class B common stock outstanding on December 31st of the preceding calendar year, (b) 13,000,000 shares of our Class A common stock, or (c) a lesser number determined by our board of directors prior to the applicable January 1st. Accordingly, on January 1, 2026, the number of shares of Class A common stock available for issuance under our 2021 Plan and our ESPP increased by 14,171,355 shares and 2,834,271 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.
(6)Includes our 2011 Plan.
(7)Includes our Inducement Plan. In August 2022, the compensation committee of our board of directors adopted the Inducement Plan, to be used exclusively for grants of equity-based awards to individuals who were not previously our employees or directors, as an inducement material to the individual’s entry into employment with us within the meaning of Rule 5635(c)(4) of the Nasdaq Marketplace Rules. The Inducement Plan provides for the grant of equity-based awards in the form of nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, performance awards, and other awards. The Inducement Plan was adopted by us without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Marketplace Rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the ownership of our common stock as of March 31, 2026 by:
•each named executive officer;
•each of our directors and director nominees;
•our directors and executive officers as a group; and
•each person known by us to own beneficially more than 5% of our Class A or Class B common stock.
We have determined beneficial ownership in accordance with SEC rules and regulations, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws.
We have based percentage ownership on 243,933,616 shares of Class A common stock and 35,047,987 shares of Class B common stock outstanding as of March 31, 2026. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to stock awards held by that person that are issuable upon settlement of RSUs within 60 days of March 31, 2026. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Freshworks Inc. 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403.

Name of Beneficial Owner	Class A Common Stock		Class B Common Stock		% of Total Voting Power (1)
	Shares	%	Shares	%
Principal stockholders
Rathna Girish Mathrubootham(2)	641	*	10,973,112	31.31%	18.46%
Entities affiliated with Accel funds(3)	3,426,791	1.4%	13,669,300	39.00%	23.57%
Entities affiliated with CapitalG LP(4)	16,206,643	6.64%	8,301,048	23.68%	16.69%
Entities affiliated with BlackRock, Inc.(5)	13,445,911	5.51%	—	*	4.82%
Entities affiliated with WestBridge Crossover Fund, LLC(6)	16,512,210	6.77%	—	*	5.92%

Directors and named executive officers
Rathna Girish Mathrubootham(2)	641	*	10,973,112	31.31%	18.46%
Dennis Woodside(7)	3,041,435	1.24%	—	*	*
Tyler Sloat(8)	767,992	*	569,971	1.63%	1.09%
Mika Yamamoto(9)	483,005	*	—	*	*
Roxanne S. Austin(10)	173,165	*	250,929	*	*
Johanna Flower(11)	36,532	*	159,390	*	*
Sameer Gandhi(12)(3)	4,450,412	1.82%	13,669,300	39.00%	23.74%
Randy Gottfried(13)	40,684	*	180,000	*	*
Barry Padgett(14)	19,399	*	84,374	*	*
Frank Pelzer(15)	25,131	*	—	*	*
Jennifer Taylor(16)	32,518	*	196,895	*	*
All directors and executive officers as a group (10 persons)(17)	8,706,545	3.54%	15,110,859	43.11%	26.81%
________________
*Represents beneficial ownership of less than 1%.
(1)Represents the voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each share of Class A common stock will be entitled to one vote per share, and each share of Class B common stock will be entitled to 10 votes per share. Our Class A common stock and Class B common stock will vote together on all matters (including the election of directors) submitted to a vote of stockholders, except under limited circumstances.
(2)Consists of (i) 641 shares of Class A common stock held by Mr. Mathrubootham and (ii) 10,973,112 shares of Class B common stock held by Mr. Mathrubootham.

(3)The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on May 13, 2025. Consists of (i) 3,112,212 shares of Class A Common Stock directly owned by Accel Leaders 3 L.P. (“ALF3”), (ii) 128,846 shares of Class A Common Stock directly owned by Accel Leaders 3 Entrepreneurs L.P.(“ALF3E”), (iii) 185,733 shares of Class A Common Stock directly owned by Accel Leaders 3 Investors (2020) L.P. (“ALFI20”), (iv) 3,493,640 shares of Class B Common Stock directly owned by Accel Leaders Fund L.P. (“ALF”), (v) 166,920 shares of Class B Common Stock directly owned by Accel Leaders Fund Investors 2016 L.L.C. (“ALFI16”), (vi) 3,432,110 shares of Class B Common Stock directly owned by Accel Leaders Fund II L.P. (“ALF2”), (vii) 146,210 shares of Class B Common Stock directly owned by Accel Leaders Fund II Strategic Partners L.P. (“ALF2SP”), (viii) 180,420 shares of Class B Common Stock directly owned by Accel Leaders Fund II Investors (2019) L.L.C. (“ALFI19”), (ix) 5,297,500 shares of Class B Common Stock directly owned by Accel Growth Fund II L.P. (“AGF2”), (x) 383,750 shares of Class B Common Stock directly owned by Accel Growth Fund II Strategic Partners L.P. (“AGF2SP”), (xi) 568,750 shares of Class B Common Stock directly owned by Accel Growth Fund Investors 2013 L.L.C. (“AGFI13”). Accel Leaders Fund Associates L.L.C. (“ALFA”), the general partner of ALF, may be deemed to have sole power to vote these shares. Accel Leaders Fund II Associates L.L.C. (“ALF2A”), the general partner of ALF2 and ALF2SP, may be deemed to have sole power to vote these shares. Accel Growth Fund II Associates L.L.C (“AGF2A”), the general partner of AGF2 and AGF2SP, may be deemed to have sole power to vote these shares. Accel Leaders 3 Associates L.P. (“AL3A LP”), the general partner of ALF3 and ALF3E, may be deemed to have sole power to vote these shares, and Accel Leaders 3 GP Associates L.L.C. (“AL3A”) the general partner of Accel Leaders 3 Associates L.P. and ALFI20, may be deemed to have sole power to vote these shares. The address of the foregoing Accel entities is 500 University Avenue, Palo Alto, California, 94301.
(4)The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on November 14, 2024. Consists of (i) 4,726,247 shares of Class A common stock and 2,632,043 shares of Class B common stock held by CapitalG 2013 LP, (ii) 3,789,635 shares of Class A common stock and 3,789,635 shares of Class B common stock held by CapitalG 2014 LP, (iii) 1,941,391 shares of Class A common stock held by CapitalG LP, (iv) 1,879,370 shares of Class A common stock and 1,879,370 shares of Class B common stock held by CapitalG II LP, and (v) 3,870,000 shares of Class A common stock held by CapitalG IV LP. CapitalG 2013 GP LLC, the general partner of CapitalG 2013 LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG 2013 LP. CapitalG 2014 GP LLC, the general partner of CapitalG 2014 LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG 2014 LP. CapitalG GP LLC, the general partner of CapitalG LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG LP. CapitalG II GP LLC, the general partner of CapitalG II LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG II LP. CapitalG IV GP LLC, the general partner of CapitalG IV LP, may be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG IV LP. Alphabet Holdings LLC, the managing member of each of CapitalG 2013 GP LLC, CapitalG 2014 GP LLC, CapitalG GP LLC and CapitalG II GP LLC; CapitalG IV GP LLC, XXVI Holdings Inc., the managing member of Alphabet Holdings LLC, and Alphabet Inc., the controlling stockholder of XXVI Holdings Inc., may each be deemed to have sole voting and dispositive power with respect to the shares held by CapitalG 2013 LP, CapitalG 2014 LP, CapitalG LP, CapitalG II LP and CapitalG IV LP. The address of each of these entities is 1600 Amphitheatre Parkway, Mountain View, CA 94043.
(5)The indicated ownership is based solely on a Schedule 13G filed with the SEC by the reporting person on January 26, 2024. Consists of 13,445,911 shares of Class A common stock beneficially owned by BlackRock, of which BlackRock has sole dispositive power with respect to 13,445,911 shares of Class A common stock and sole voting power with respect to 13,220,007 shares of Class A common stock. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.
(6)The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the reporting person on February 15, 2023. Includes 16,512,210 shares of Class A common stock held directly by WestBridge Crossover Fund, LLC, over which WestBridge Crossover Fund, LLC, WestBridge Capital Management, LLC, Sumir Chadha, and Sandeep Singhal each have sole voting and dispositive power. WestBridge Capital Management, LLC is the investment manager of WestBridge Crossover Fund, LLC. Sumir Chadha and Sandeep Singhal are directors of WestBridge Capital Management, LLC. The address for WestBridge Crossover Fund, LLC is c/o Citco (Mauritius) Limited, 4th Floor, Tower A, 1 Cybercity, Ebène, Republic of Mauritius 72201.

The address for WestBridge Capital Management, LLC is Apex House, Bank Street, TwentyEight, Cybercity, Ebene 72201, Republic of Mauritius. The address for Sumir Chadha is 520 S. El Camino Real, Suite 900, San Mateo, CA 94402. The address for Sandeep Singhal is 301, 3rd Floor, Campus 6A, RMZ Ecoworld, Sarjapur-Marathahalli, Outer Ring Road, Bangalore, KA 560103.
(7)Consists of (i) 1,129,100 shares of Class A common stock held by Mr. Woodside, (ii) 278,027 shares of Class A common stock held by The Woodside 2012 Irrevocable Trust, for which Mr. Woodside serves as a co-trustee, (iii) 1,588,982 shares of Class A common stock subject to options that are exercisable within 60 days of March 31, 2026, and (iv) 45,326 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2026.
(8)Consists of (i) 697,523 shares of Class A common stock held by Mr. Sloat, (ii) 569,971 shares of Class B common stock held by Mr. Sloat, and (iii) 70,469 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2026.
(9)Consists of (i) 243,046 shares of Class A common stock held by Ms. Yamamoto and (ii) 239,959 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2026, including shares of Class A common stock that will be issued to Ms. Yamamoto upon acceleration of certain RSUs in connection with her termination on April 2, 2026 as disclosed in the section entitled "Executive Compensation - Potential Payments Upon Termination or Change in Control."
(10)Consists of (i) 173,165 shares of Class A common stock held by Ms. Austin and (ii) 250,929 shares of Class B common stock held by Ms. Austin.
(11)Consists of (i) 36,532 shares of Class A common stock held by Ms. Flower and (ii) 159,390 shares of Class B common stock held by Ms. Flower.
(12)Consists of (i) 51,142 shares of Class A common stock held by Mr. Gandhi, (ii) 446,395 shares of Class A common stock held by The Potomac Trust, dated 9/21/2001, for which Mr. Gandhi serves a co-trustee. Mr. Gandhi, as co-trustee, shares voting and dispositive power of the shares held by The Potomac Trust, dated 9/21/2001, and (iii) 526,084 shares of Class A common stock held by Potomac Investments L.P. - Fund 1.
(13)Consists of (i) 40,684 shares of Class A common stock held by Mr. Gottfried and (ii) 180,000 shares of Class B common stock held by Mr. Gottfried.
(14)Consists of (i) 19,399 shares of Class A common stock held by Mr. Padgett and (ii) 84,374 shares of Class B common stock held by Mr. Padgett.
(15)Consists of 25,131 shares of Class A common stock held by Mr. Pelzer.
(16)Consists of (i) 32,518 shares of Class A common stock held by Ms. Taylor and (ii) 196,895 shares of Class B common stock held by Ms. Taylor.
(17)Consists of (i) 6,956,625 shares of Class A common stock beneficially owned by our current executive officers and directors, (ii) 1,588,982 shares of Class A common stock subject to options that are exercisable within 60 days of March 31, 2026, (iii) 160,938 shares of Class A common stock that may be acquired upon the settlement of outstanding RSUs within 60 days of March 31, 2026, and (iv) 15,110,859 shares of Class B common stock beneficially owned by our current executive officers and directors.

Delinquent Section 16(a) Reports
Section 16(a) of the 1934 Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during 2025 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met, except that Philippa Lawrence, our Chief Accounting Officer, filed one late Form 4 to report one transaction.
TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Related Person Transactions Policy and Procedures
We have adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related persons transactions.” For purposes of our policy only, a “related person transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) involving an amount that exceeds $120,000 in which we are a participant and a “related person” has a direct or indirect material interest. A related person is any executive officer, director, nominee for election as a director, or beneficial owner of more than 5% of any class of our common stock, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where audit committee approval would be inappropriate, to another independent body of our board of directors) for consideration and approval or ratification. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In determining whether to approve a related-person transaction, the audit committee (or other independent body) will consider, among other factors: whether the related-person transaction is fair to the Company on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction; whether there are business reasons for the Company to enter into the related-person transaction; whether the related-person transaction would impair the independence of a non-employee director; and whether the related-person transaction would present an improper conflict of interest for any director or executive officer of the Company.
Certain Related-Person Transactions
Investors’ Rights Agreement
We are party to that certain amended and restated investors’ rights agreement dated December 16, 2019 (the “IRA”), with certain holders of our capital stock, including entities affiliated with Accel India III (Mauritius) Ltd., entities affiliated with CapitalG LP, and entities affiliated with Sequoia Capital Global Growth Fund III. The IRA provides these stockholders with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provides that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Freshworks stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, please notify your broker or Freshworks. Direct your written request to 2950 S. Delaware Street, Suite 201, San Mateo, CA 94403, Attention: Corporate Secretary. You may also make a request by telephone to (650) 513-0514. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with his or her best judgment.
April 9, 2026
We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Stockholders can also access this Proxy Statement and our Annual Report on Form 10-K at ir.freshworks.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 is also available without charge upon written request to us via email at AM2026@freshworks.com

ANNEX A: Reconciliation of GAAP Measures to Non-GAAP Measures
Non-GAAP Operating Margin is a non-GAAP financial measure, which represents the GAAP income (loss) from operations as a percentage of total revenue, excluding the impact of stock-based compensation, employer payroll taxes on employee stock transactions, amortization of acquired intangibles, restructuring charges and acquisition related expenses. We use non-GAAP Operating Margin in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We believe Non-GAAP Operating Margin is an important indicator of our ability to effectively manage operating expenses given our revenue growth. In addition, we believe that Non-GAAP Operating Margin, as a supplement to GAAP financial measures, is useful to investors in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance.
GAAP to Non-GAAP Reconciliation
(in thousands, except percentages)

Reconciliation of operating loss and operating margin:	Year Ended December 31,
	2025	2024
GAAP Income (loss) from operations	$13,205	($138,610)
Non-GAAP adjustments:
Stock-based compensation expense	146,819	216,706
Employer payroll taxes on employee stock transactions	3,026	3,223
Amortization of acquired intangibles	13,854	8,160
Restructuring charges	405	9,664
Acquisition expenses	684	—
Non-GAAP income from operations	$177,993	$99,143
GAAP operating margin	1.6%	(19.2)%
Non-GAAP operating margin	21.2%	13.8%

freshworks

FRESHWORKS INC.
2950 SOUTH DELAWARE ST, SUITE 201
SAN MATEO, CALIFORNIA 94403

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.ProxyVote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 27, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FRSH2026**

You may attend the meeting via the Internet and vote during the meeting. Have the control number that is printed in the box below available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 27, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V91830-P50337

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FRESHWORKS INC.

The Board of Directors recommends you vote FOR each of the following nominees:

Election of Class II Directors

Nominees:

01) Roxanne S. Austin
02) Sameer Gandhi
03) Frank Pelzer
04) Dennis Woodside

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote EVERY ONE YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies are authorized to vote on any other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.ProxyVote.com.

V91831-P50337

FRESHWORKS INC.
Annual Meeting of Stockholders
May 28, 2026 9:00 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dennis Woodside and Tyler Sloat, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A or Class B common stock of FRESHWORKS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM Pacific Time on May 28, 2026, via a live, audio-only webcast on the Internet at www.virtualshareholdermeeting.com/FRSH2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side